EXHIBIT 10.11

Buffalo Wild Wings® Franchise Agreement

Authorized Location:

Street

City	State	Zip Code

Effective Date:

(To be completed by us)

—TABLE OF CONTENTS—

BUFFALO WILD WINGS® FRANCHISE AGREEMENT

SECTION		PAGE
1.	DEFINITIONS	1

2.	GRANT OF LICENSE	3

3.	TRADEMARK STANDARDS AND REQUIREMENTS	5

4.	TERM AND RENEWAL	6

5.	FACILITY STANDARDS AND MAINTENANCE	6

6.	PRODUCTS AND OPERATIONS STANDARDS AND REQUIREMENTS	11

7.	PERSONNEL AND SUPERVISION STANDARDS	16

8.	ADVERTISING	17

9.	FEES, REPORTING AND AUDIT RIGHTS	18

10.	YOUR OTHER OBLIGATIONS; NONCOMPETE COVENANTS	21

11.	TRANSFER OF FRANCHISE	23

12.	DISPUTE RESOLUTION	27

13.	DEFAULT AND TERMINATION	28

14.	POST-TERM OBLIGATIONS	30

15.	GENERAL PROVISIONS	31

	APPENDICES

A.	Trademarks
B.	Designated Area
C.	Addendum to Lease
D.	Electronic Transfer of Funds Authorization
E.	Gift Cards Participation Agreement
F.	Enrollment Form and Portal Terms and Conditions

BUFFALO WILD WINGS® FRANCHISE AGREEMENT

This Franchise Agreement is made this      day of                     , 200_ between BUFFALO WILD WINGS INTERNATIONAL, INC., an Ohio corporation with its principal business located at 1600 Utica Avenue South, Suite 700, Minneapolis, Minnesota 55416 (“we” or “us”), and                             , a(n)                              whose principal business address is                                      (“franchisee” or “you”). If the franchisee is a corporation, partnership, limited liability company or other legal entity, certain provisions to this Agreement also apply to its owners.

RECITALS

A. Our parent company has developed a unique system for video entertainment oriented, fast casual restaurants that feature chicken wings, sandwiches, unique food service and other products, beverages and services using certain standards and specifications;

B. Many of the food and beverage products are prepared according to specified recipes and procedures, some of which include proprietary sauces and mixes.

C. Our parent company owns the BUFFALO WILD WINGS® Trademark and other trademarks used in connection with the operation of a BUFFALO WILD WINGS restaurant;

D. Our parent company has granted to us the right to sublicense the right to develop and operate BUFFALO WILD WINGS restaurants; and

E. You desire to develop and operate a BUFFALO WILD WINGS restaurant and we, in reliance on your representations, have approved your franchise application.

In consideration of the foregoing and the mutual covenants and consideration below, you and we agree as follows:

DEFINITIONS

1. For purposes of this Agreement, the terms below have the following definitions:

A. “Control Person” means the individual who has the authority to, and does in fact, actively direct your business affairs in regard to the Restaurant, is responsible for overseeing the general management of the day-to-day operations of the Restaurant and has authority to sign on your behalf on all contracts and commercial documents. The Control Person is identified on the Ownership and Management Addendum attached to this Agreement, provided, however, that the Control Person must be approved by us in writing prior to being appointed by you, and we may revoke our approval at any time, in which case (i) the disapproved Control Person may not be the Control Person for any BUFFALO WILD WINGS restaurant operated by you and (ii) you must, with our prior written approval, appoint a new Control Person within 30 days from the date we revoked our approval for your prior Control Person, and your new Control Person must be fully trained immediately.

B. “Gross Sales” includes the total revenues and receipts from the sale of all products, services and merchandise sold in your Restaurant whether under any of the Trademarks or otherwise, including any cover charges or fees, vending or similar activities in your Restaurant or on its premises as well as all license and use fees. Gross Sales excludes sales taxes.

C. “Menu Items” means the chicken wings, sandwiches and other products and beverages prepared according to our specified recipes and procedures, as we may modify and change them from time to time.

D. “Principal Owner” means any person or entity who, now or hereafter, directly or indirectly owns a 10% or greater interest in the franchisee when the franchisee is a corporation, limited liability company, partnership, or a similar entity. However, if we are entering into this Agreement totally or partially based on the financial qualifications, experience, skills or managerial qualifications of any person or entity who directly or indirectly owns less than a 10% interest in the franchisee, that person or entity may, in our sole discretion, be considered a Principal Owner for all purposes under this Agreement. In addition, if the franchisee is a partnership entity, then each person or entity who, now or hereafter is or becomes a general partner is a Principal Owner, regardless of the percentage ownership interest. If the franchisee is one or more individuals, each individual is a Principal Owner of the franchisee. Each franchisee must have at least one Principal Owner. Your Principal Owner(s) are identified on the Ownership and Management Addendum attached to this Agreement. Every time there is a change in the persons who are your Principal Owners, you must, within 10 days from the date of each such change, update the Ownership and Management Addendum. As used in this Agreement, any reference to Principal Owner includes all Principal Owners.

E. “Restaurant” means the BUFFALO WILD WINGS Restaurant you develop and operate pursuant to this Agreement.

F. “System” means the BUFFALO WILD WINGS System, which consists of distinctive food and beverage products prepared according to special and confidential recipes and formulas with unique storage, preparation, service and delivery procedures and techniques, offered in a setting of distinctive exterior and interior layout, design and color scheme, signage, furnishings and materials and using certain distinctive types of facilities, equipment, supplies, ingredients, business techniques, methods and procedures together with sales promotion programs, all of which we may modify and change from time to time.

G. “Trademarks” means the BUFFALO WILD WINGS Trademark and Service Mark that have been registered in the United States and elsewhere and the trademarks, service marks and trade names set forth on Appendix A, as we may modify and change from time to time, and the trade dress and other commercial symbols used in the Restaurant. Trade dress includes the designs, color schemes and image we authorize you to use in the operation of the Restaurant from time to time.

H. “Unit General Manager” means the individual who (i) personally invests his or her full time and attention and devotes his or her best efforts to the on-premises general management of the day-to-day operations of the Restaurant, (ii) meets our prior restaurant or retail management experience requirements, and (iii) does not participate in the active operation or management of any business other than the Restaurant. The Unit General Manager must be appointed at least 60 days prior to the Restaurant opening, fully trained 20 days prior to the Restaurant opening and is or will be identified on the Ownership and Management Addendum attached to this Agreement, provided, however, that the Unit General Manager must be approved by us in writing prior to being appointed by you, and we may revoke our approval at any time, in which case (i) the disapproved Unit General Manager may not be the Unit General Manager for any BUFFALO WILD WINGS restaurant operated by you and (ii) you must, with our prior written approval, appoint a new Unit General Manager within 30 days from the date we revoked our approval for your prior Unit General Manager, and your new Unit General Manager must be fully trained immediately.

GRANT OF LICENSE

2. The following provisions control with respect to the license granted hereunder:

A. Authorized Location. We grant to you the right and license to establish and operate a retail Restaurant identified by the BUFFALO WILD WINGS Trademarks or such other marks as we may direct, to be located at                                                                                or a location to be designated within 90 days from the date of this Agreement (the “Authorized Location”). When a location has been designated by you and approved by us, it will become part of this subparagraph 2.A as if originally stated. If an Authorized Location is not designated by you and approved by us within 90 days from the date of this Agreement, we have the right to declare this Agreement null and void without the return of any Initial Franchise Fee or other amounts paid to us. You accept the license and undertake the obligation to operate the Restaurant at the Authorized Location using the Trademarks and the System in compliance with the terms and conditions of this Agreement.

B. Designated Area. You must locate and operate the Restaurant at an Authorized Location within the area described in Appendix B (the “Designated Area”). We and our affiliates will not locate and operate or grant to anyone else a franchise to locate and operate a BUFFALO WILD WINGS restaurant within the Designated Area so long as this Agreement is in effect, except as provided in subparagraph 2.D. You do not have any right to sublicense or subfranchise within or outside of the Designated Area and do not have the right to operate more than one Restaurant within the Designated Area.

C. Opening. You agree that the Restaurant will be open and operating in accordance with the requirements of subparagraph 5.A within (i) 240 days from the date of this Agreement if the Restaurant is located within an end cap, shopping mall, Special Site or other similar location, or (ii) 365 days from the date of this Agreement if the Restaurant is a free-standing building, unless in either case we authorize in writing an extension of time. Notwithstanding the foregoing, if you are entering this Agreement pursuant to an Area Development Agreement executed between you and us, you agree to open the Restaurant by the date stated in the Area Development Agreement. If you fail to have your Restaurant open and in operation according to the provisions of this subparagraph 2.C, we will have the right to terminate this Agreement without opportunity to cure pursuant to subparagraph 13.B.2.

D. Nonexclusivity; Our Reservation of Rights. The license is limited to the right to develop and operate one Restaurant at the Authorized Location located in the Designated Area, and does not include (i) any right to sell products and Menu Items identified by the Trademarks at any location other than the Authorized Location, except for authorized catering and delivery services as noted in subparagraph 2.E, or through any other channels or methods of distribution, including the internet (or any other existing or future form of electronic commerce), (ii) any right to sell products and Menu Items identified by the Trademarks to any person or entity for resale or further distribution, or (iii) any right to exclude, control or impose conditions on our development of future franchised, company or affiliate owned restaurants at any time or at any location.

You acknowledge and agree that (i) we and our affiliates have the right to operate or franchise within the Designated Area one or more facilities selling, for dine in or take out, all or some of the Menu Items, using the Trademarks or any other trademarks, service marks or trade names, without compensation to any franchisee, provided, however, that such facilities shall not have an interior area larger than 2,400 square feet and shall not have seating capacity for more than 48 people; (ii) we and our affiliates have the right outside of the Designated Area to grant other franchises or develop and operate company or affiliate owned BUFFALO WILD WINGS restaurants and offer, sell or distribute any products or services associated with the System (now or in the future) under the Trademarks or any other trademarks, service marks or trade names or through any distribution channel or method, all without compensation to any franchisee; (iii) the consumer service area or trade area of another BUFFALO WILD WINGS restaurant may overlap with your Designated Area; and (iv) we and our affiliates have the right to operate and franchise others the right to operate restaurants or any other business within and outside the Designated Area under trademarks other than the BUFFALO WILD WINGS Trademarks, without compensation to any franchisee, except that our operation of, or association or affiliation with, restaurants (through franchising or otherwise) in the Designated Area that compete with BUFFALO WILD WINGS restaurants in the video entertainment oriented, fast casual restaurant segment will only occur through some form of merger or acquisition with an existing restaurant chain.

In addition, we and our affiliates have the right to offer, sell or distribute, within the Designated Area, any frozen, pre-packaged items or other products or services associated with the System (now or in the future) or identified by the Trademarks, or any other trademarks, service marks or trade names, except for Prohibited Items (as defined below), through any distribution channels or methods, without compensation to any franchisee. The distribution channels or methods include, without limitation, grocery stores, club stores, convenience stores, wholesale, hospitals, clinics, health care facilities, business or industry locations (e.g. manufacturing site, office building), military installations, military commissaries or the internet (or any other existing or future form of electronic commerce). The Prohibited Items are the following items that we will not sell in the Designated Area through other distribution channels or methods: any retail food service Menu Items that are cooked or prepared to be served to the end user or customer for consumption at the retail location (unless sold at the limited seating facilities referenced in subparagraph (i) of the paragraph above). For example, chicken wings cooked and served to customers at a grocery store or convenience store would be a Prohibited Item, but the sale of frozen or pre-packaged chicken wings at a grocery store or convenience store would be a permitted form of distribution in the Designated Area.

Further, you acknowledge that certain locations within the Designated Area are by their nature unique and separate in character from sites generally developed as BUFFALO WILD WINGS restaurants. As a result, you agree that the following locations (“Special Sites”) are excluded from the Designated Area and we have the right, subject to our then-current Special Sites Impact Policy, to develop or franchise such locations: (1) military bases; (2) public transportation facilities; (3) sports facilities, including race tracks; (4) student unions or other similar buildings on college or university campuses; (5) amusement and theme parks; and (6) community and special events.

E. Catering and Delivery. You may not engage in catering and delivery services and activities within or outside of the Designated Area, unless we authorize you in writing, as further described in subparagraph 6.L. We and our affiliate companies will not engage in catering and delivery services and activities in the Designated Area; however, we have no obligation to enforce similar covenants against any other franchisee.

TRADEMARK STANDARDS AND REQUIREMENTS

3. You acknowledge and agree that the Trademarks are our parent company’s property and it has licensed the use of the Trademarks to us with the right to sublicense to others. You further acknowledge that your right to use the Trademarks is specifically conditioned upon the following:

A. Trademark Ownership. The Trademarks are our parent company’s valuable property, and it is the owner of all right, title and interest in and to the Trademarks and all past, present or future goodwill of the Restaurant and of the business conducted at the Authorized Location that is associated with or attributable to the Trademarks. Your use of the Trademarks will inure to our parent company’s benefit. You may not, during or after the term of this Agreement, engage in any conduct directly or indirectly that would infringe upon, harm or contest our parent company’s rights in any of the Trademarks or the goodwill associated with the Trademarks, including any use of the Trademarks in a derogatory, negative, or other inappropriate manner in any media, including but not limited to print or electronic media.

B. Trademark Use. You may not use, or permit the use of, any trademarks, trade names or service marks in connection with the Restaurant except those set forth in Appendix A or except as we otherwise direct in writing. You may use the Trademarks only in connection with such products and services as we specify and only in the form and manner we prescribe in writing. You must comply with all trademark, trade name and service mark notice marking requirements. You may use the Trademarks only in association with products and services approved by us and that meet our standards or requirements with respect to quality, mode and condition of storage, production, preparation and sale, and portion and packaging.

C. Restaurant Identification. You must use the name BUFFALO WILD WINGS GRILL & BAR as the trade name of the Restaurant and you may not use any other mark or words to identify the Restaurant without our prior written consent. You may not use any of the words BUFFALO, WILD or WINGS or any of the other Trademarks as part of the name of your corporation, partnership, limited liability company or other similar entity. You may use the Trademarks on various materials, such as business cards, stationery and checks, provided you (i) accurately depict the Trademarks on the materials as we describe in our style guide, (ii) include a statement on the materials indicating that the business is independently owned and operated by you, (iii) do not use the Trademarks in connection with any other trademarks, trade names or service marks unless we specifically approve in writing prior to such use, and (iv) make available to us, upon our request, a copy of any materials depicting the Trademarks. You must post a prominent sign in the Restaurant identifying you as a BUFFALO WILD WINGS franchisee in a format we deem reasonably acceptable, including an acknowledgment that you independently own and operate the Restaurant and that the BUFFALO WILD WINGS Trademark is owned by our parent company and your use is under a license we have issued to you. All your internal and external signs must comply at all times with our outdoor/indoor guidelines and practices, as they are modified from time to time.

D. Litigation. In the event any person or entity improperly uses or infringes the Trademarks or challenges your use or our use or ownership of the Trademarks, we will control all litigation and we have the right to determine whether suit will be instituted, prosecuted or settled, the terms of settlement and whether any other action will be taken. You must promptly notify us of any such use or infringement of which you are aware or any challenge or claim arising out of your use of any Trademark. You must take reasonable steps, without compensation, to assist us with any action we undertake. We will be responsible for our fees and expenses with any such action, unless the challenge or claim results from your misuse of the Trademarks in violation of this Agreement.

E. Changes. You may not make any changes or substitutions to the Trademarks unless we direct in writing. We reserve the right to change the Trademarks at any time. Upon receipt of our notice to change the Trademarks, you must cease using the former Trademarks and commence using the changed Trademarks, at your expense.

TERM AND RENEWAL

4. The following provisions control with respect to the term and renewal of this Agreement:

A. Term. The initial term of this Agreement is (i) 20 years if the Restaurant is a free standing location (a single use, single tenant, unattached building or pad site), or (ii) 15 years if the Restaurant is located in an end cap, shopping mall or other non-free standing location, unless this Agreement in either case is sooner terminated in accordance with Paragraph 13. Therefore, your initial term is for      years. If your Restaurant type is not known at the time the Franchise Agreement is signed, we subsequently will designate the length of the initial term in writing. The initial term commences upon the Effective Date (as defined in subparagraph 15.S) of this Agreement. We may extend this initial term in writing for a limited period of time not to exceed 6 months to take into account the term of any applicable lease for the Authorized Location.

B. Renewal Term and Conditions of Renewal. You may renew your license for two renewal terms, regardless of whether your Restaurant is a free standing or non-free standing location (the first renewal term is 10 years; the second renewal term is 5 years), provided that with respect to each renewal: (i) you have given us written notice of your decision to renew at least 6 months but not more than 12 months prior to the end of the expiring term; (ii) you sign our then-current form of franchise agreement (modified to reflect no additional renewal term upon expiration and other modifications to reflect that the agreement relates to the grant of a renewal), the terms of which may differ from this Agreement, including higher fees and a modification to the Designated Area (although in no event will the revised Designated Area have a residential population of the lesser of approximately 30,000 to 40,000 or the residential population that existed as of the Effective Date); (iii) you have complied with the provisions of subparagraph 5.E regarding modernization and, in addition, 6 months prior to the end of the initial term, you perform any further items of modernization and/or replacement of the building, premises, trade dress, equipment and grounds as may be necessary for your Restaurant to conform to the standards then applicable to new BUFFALO WILD WINGS restaurants, regardless of the cost of such modernizations and/or replacements, unless we determine that you should relocate your Restaurant because your Authorized Location no longer meets our then-current site criteria, in which case you must comply with the 90 and 240 day relocation requirements of subparagraph 5.D; (iv) you are not in default of this Agreement or any other agreement pertaining to the franchise granted, have satisfied all monetary and material obligations on a timely basis during the term and are in good standing; (v) if leasing the Restaurant premises (and not subject to relocation under (iii) above), you have renewed the lease and have provided written proof of your ability to remain in possession of the premises throughout the renewal period; (vi) you comply with our then-current training requirements; (vii) you pay us, at least 30 days prior to the end of the expiring term, a renewal fee in the amount of $20,000; and (viii) you and your Principal Owners and guarantors execute a general release of claims in a form we prescribe.

FACILITY STANDARDS AND MAINTENANCE

5. You acknowledge and agree that we have the right to establish, from time to time, quality standards regarding the business operations of BUFFALO WILD WINGS restaurants and stores to protect the distinction, goodwill and uniformity symbolized by the Trademarks and the System. Accordingly, you agree to maintain and comply with our quality standards and agree to the following terms and conditions:

A. Restaurant Facility; Lease. You are responsible for purchasing or leasing a site that meets our site selection criteria. You must obtain our written consent to the site. Prior to granting our consent to a site, you must have the site evaluated by the proprietary site evaluator software that has been developed by GeoVue, Inc. You must execute the Enrollment Form and Portal Terms and Conditions attached as Appendix F and pay GeoVue, Inc. an evaluation fee of $400 per site evaluated, but you must pay for the rights to have at least 3 sites evaluated and these fees are non refundable. You may not use the Restaurant premises or Authorized Location for any purpose other than the operation of a BUFFALO WILD WINGS Restaurant during the term of this Agreement. We make no guarantees concerning the success of the Restaurant located on any site to which we consent.

You may not open your Restaurant for business until we have notified you in writing that you have satisfied your pre-opening obligations as set forth in subparagraphs 5.A and 5.B and we have approved your opening date. We are not responsible or liable for any of your pre-opening obligations, losses or expenses you might incur for your failure to comply with these obligations or your failure to open by a particular date. We also are entitled to injunctive relief or specific performance under subparagraph 12.C for your failure to comply with your obligations.

In the event that you plan to enter into any type of lease for the Restaurant premises, you must provide us a copy of the lease at least 10 business days prior to the date you would execute the lease; we reserve the right to, in such 10 days period, review and approve or reject the lease. We have no responsibility for the lease; it is your sole responsibility to evaluate, negotiate and enter into the lease for the Restaurant premises. Your lease must contain the Lease Addendum attached as Appendix C. While we are no required to do so, under certain circumstances we may agree to negotiate the terms of the Lease Addendum. In the event that you request that we negotiate the terms of the Lease Addendum with your landlord and we agree to entertain such negotiations, you will be obligated to reimburse us for any costs we incur in negotiating the Lease Addendum, including legal fees, up to $3,000. You must reimburse us within 30 days from the date we notify you of the amount of our costs, even if we are unable to reach an agreement with your landlord on the final terms of the Lease Addendum. We have no obligation to agree to any terms requested by your landlord and we may stop negotiating the Lease Addendum at any time, in which case you and your landlord must execute the Lease Addendum in the form presented in Appendix C. You must provide us a copy of the executed lease and Addendum within 5 days of their execution.

You must execute, and provide us an executed copy of your lease (including an executed copy of the Lease Addendum) or the purchase agreement for the selected and approved site for your Restaurant within 120 days from the date of execution of this Agreement if the Restaurant will be in a free standing location or within 90 days from the execution of this Agreement if the selected and consented to site for the Restaurant is in a non-free standing location. If you fail to execute the lease or the purchase agreement within such periods, we will have the right to terminate this Agreement without opportunity to cure pursuant to subparagraph 13.B.2.

B. Construction; Future Alteration. You must construct and equip the Restaurant in strict accordance with our current approved specifications and standards pertaining to equipment, inventory, signage, fixtures, accessory features and design and layout of the building. You may not commence construction of the Restaurant until you have received our written consent to your building plans. If your Restaurant is not constructed strictly according to the previously consented building plans, we will not approve your Restaurant for opening. You will have 30 days from the date we deny our approval for opening your Restaurant to correct all the construction problems so that your Restaurant is strictly constructed according to the consented building plans. If you fail to correct the problems within the 30 day period we may immediately terminate this Agreement pursuant to subparagraph 13.B.2. If the Restaurant opening is delayed for the foregoing reasons, you will be responsible for any losses and costs related to such delay.

Without limiting the generality of the prior paragraph, you must promptly after obtaining possession of the site for the Restaurant: (i) retain the services of an architect, a general contractor and an audio/visual equipment provider and/or installer, each of whom must have successfully gone through our application process or otherwise been approved by us in writing (although if this Agreement is for your first BUFFALO WILD WINGS restaurant or if you or any of your affiliates have failed to timely open any other BUFFALO WILD WINGS restaurant, you must use one of our designated architects, general contractors and audio/visual equipment provider and/or installers); (ii) have prepared and submitted for our approval a site survey and basic architectural plans and specifications (not for construction) consistent with our general atmosphere, image, color scheme and ambience requirements as set forth from time to time in the manuals for a BUFFALO WILD WINGS restaurant (including requirements for dimensions, exterior design, materials, interior design and layout, equipment, fixtures, furniture, signs and decorating); (iii) purchase or lease and then, in the construction of the Restaurant, use only the approved building materials, equipment, fixtures, audio visual equipment, furniture and signs; (iv) complete the construction and/or remodeling, equipment, fixtures, furniture and sign installation and decorating of the Restaurant in full and strict compliance with plans and specifications we approve and all applicable ordinances, building codes and permit requirements without any unauthorized alterations; (v) obtain all customary contractors’ sworn statements and partial and final waiver obtain all necessary permits, licenses and architectural seals and comply with applicable legal requirements relating to the building, signs, equipment and premises, including, but not limited to, the Americans With Disabilities Act; and (vii) obtain and maintain all required zoning changes, building, utility, health, sanitation, liquor and sign permits and licenses and any other required permits and licenses (if this Agreement is for your first BUFFALO WILD WINGS restaurant or if in any previous franchise agreement executed between you or any of your affiliates and us, you or any of your affiliates have not met your obligations regarding the build out of any previous BUFFALO WILD WINGS restaurant, you must retain the services of a company specialized in assisting restaurant operators during the construction process to assist you in submitting, processing, monitoring and obtaining in a timely manner all necessary construction documents, licenses and permits and to advise you throughout the construction of your Restaurant). It is your responsibility to comply with the foregoing conditions. If you want to retain the services of an architect, general contractor or audio/visual equipment provider and/or installer that is not on our list of approved suppliers, you must pay us a $5,000 processing fee to process your request to qualify the architect, general contractor or audio/visual equipment provider and/or installer you desire to retain, even if the architect, general contractor or audio/visual equipment provider and/or installer you want to retain has been approved for a previously built BUFFALO WILD WINGS restaurant. You will pay us the processing fee every time you request that we qualify an architect, general contractor or audio/visual equipment provider and/or installer, regardless of whether we approve or disapprove the architect, general contractor or audio/visual equipment provider and/or installer submitted by you for consideration. You must pay the processing fee at the time you submit your request for qualification. Your general contractor may not be your audio/visual equipment provider and/or installer unless your general contractor has also been approved by us as an audio/visual equipment provider and/or installer. You, your affiliates or your Principal Owners, or any person related to, or any entity controlled by your Principal Owners may not be your general contractor unless you have requested our approval, you have paid the $5,000 qualification processing fee, and we have approved your request.

Any change to the building plans or any replacement, reconstruction, addition or modification in the building, interior or exterior decor or image, equipment or signage of the Restaurant to be made after our consent is granted for initial plans, whether at the request of you or of us, must be made in accordance with specifications that have received our prior written consent. You may not commence such replacement, reconstruction, addition or modification until you have received our written consent to your revised plans.

You must begin substantial construction of the Restaurant at least 150 days before the deadline to open the Restaurant if the Restaurant will be in a free standing location or at least 120 days before the deadline to open the Restaurant if the Restaurant will be in a non-free standing location. You must provide us weekly construction reports in the form we designate from the date you begin construction until the date you open the Restaurant. In addition, on or before the deadlines to start construction you must submit to us executed copies of any loan documents and any other document that proves that you have secured adequate financing to complete the construction of the Restaurant by the date you are obligated to have the Restaurant open and in operation. In the event that you fail to begin construction or to secure financing pursuant to this paragraph, we will have the right to terminate this Agreement without opportunity to cure pursuant to subparagraph 13.B.2.

C. Maintenance. The building, equipment, fixtures, furnishings, signage and trade dress (including the interior and exterior appearance) employed in the operation of your Restaurant must be maintained and refreshed in accordance with our requirements established periodically and any of our reasonable schedules prepared based upon periodic evaluations of the premises by our representatives. Within a period of 30-45 days (as we determine depending on the work needed) after the receipt of any particular report prepared following such an evaluation, you must affect the items of maintenance we designate, including the repair of defective items and/or the replacement of irreparable or obsolete items of equipment and signage. If, however, any condition presents a threat to customers or public health or safety, you must affect the items of maintenance immediately, as further described in subparagraph 6.G. Items of maintenance covered by this subparagraph 5.C include, but are not limited to, HVAC equipment, plumbing system and hot water heater, electrical system, equipment, furniture, POS equipment, audio/visual equipment, interior finishes, signs, roofing, exterior surfaces and painting, landscaping, sidewalks, curbs, street aprons, dumpster area, parking lot surfaces including striping, lighting, replacing worn carpet and worn furniture, general maintenance and routine maintenance, and refreshing. Items of maintenance will not be considered items of modernization or replacement under subparagraph 5.E and, therefore, any expenses for maintenance will not be counted towards the Maximum Modernization Amount that you are required to spend pursuant to subparagraph 5.E.

D. Relocation. If you need to relocate because of condemnation, destruction, or expiration or cancellation of your lease for reasons other than your breach, we will grant you authority to do so at a site acceptable to us that is within your Designated Area; provided that (i) the new site has been evaluated by the proprietary site evaluator software that has been developed by GeoVue, Inc. (or by the proprietary site evaluation system then being used by us) and you have paid the $400 evaluation fee, provided, that you must purchase the rights to have at least 3 sites evaluated; (ii) we have consented in writing to the new site; (iii) the new Restaurant is under construction within 90 days after you discontinue operation of the Restaurant at the Authorized Location; and (iv) the new Restaurant is open and operating within 240 days after construction commences, all in accordance with our then-current standards. If you voluntarily decide to relocate the Restaurant, your right to relocate the Restaurant will be void and your interest in this Agreement will be voluntarily abandoned, unless you have given us notice of your intent to relocate not less than 60 days prior to closing the Restaurant, have procured a site that has been evaluated by the proprietary site evaluator software that has been developed by GeoVue, Inc. (or by the proprietary site evaluation system then being used by us) and accepted by us within 60 days after closing the prior Restaurant, have opened the new Restaurant for business within 180 days of such closure and complied with any other conditions that we reasonably require. You must pay the costs of any relocation, and we reserve the right to charge you for any reasonable costs that we incur.

In the event your Restaurant is destroyed or damaged and you repair the Restaurant at the Authorized Location (rather than relocate the Restaurant), you must repair and reopen the Restaurant at the Authorized Location in accordance with our then-current standards for the destroyed or damaged area within 240 days of the date of occurrence of the destruction or damage.

You do not have the right to relocate in the event you lose the right to occupy the Restaurant premises because of the cancellation of your lease due to your breach, rather the cancellation of your lease due to your breach is grounds for immediate termination under subparagraph 13.B.2.

E. Modernization or Replacement. From time to time as we require, you must effect items of modernization and/or replacement of the building, premises, trade dress, equipment and grounds as may be necessary for your Restaurant to conform to the standards for similarly situated new BUFFALO WILD WINGS restaurants. The maximum cumulative amount (the “Maximum Modernization Amount”) that you will be required to spend during the initial term of this Agreement depends on whether your Restaurant is a free standing location and is established as follows:

(i) Free Standing Locations (as defined in subparagraph 4.A). You will be required to spend no more than $185,000 during the initial 10 years of this Agreement and $50,000 during years 11-15. If we do not require you to spend $185,000 during the first 10 years of the Agreement, we may require you to spend the remaining amount, in addition to the $50,000, during years 11-15. If we do not require you to spend $235,000 during the first 15 years of this Agreement, we may require you to spend the remaining amount up to $235,000 during years 16-20.

(ii) Non-Free Standing Locations. You will be required to spend no more than $155,000 during the initial 7 1/2 years of this Agreement and $25,000 during years 7 1/2-10. If we do not require you to spend $155,000 during the first 7 1/2 years of the Agreement, we may require you to spend the remaining amount, in addition to the $25,000, during years 7 1/2-10. If we do not require you to spend $180,000 during the first 10 years of this Agreement, we may require you to spend the remaining amount up to $180,000 during years 11-15.

Notwithstanding the prior paragraphs, we will not require you to make any modernization expenditures during the first two years of this Agreement. Thereafter, however, you must complete to our satisfaction any changes we require within 24 months from the date you are notified of any required changes, except for outdoor signage as set forth in subparagraph 5.F.

The Maximum Modernization Amount will be adjusted every 5-year period in accordance with any change in the National Consumer Price Index - All Urban Consumers for the recently completed 5-year period, as described in subparagraph 16.Q. The Maximum Modernization Amount does not include any required expenditures for equipment or leasehold improvements necessary to prepare new product offerings. Furthermore, you must perform general, continued maintenance and refreshing of the Restaurant premises whenever necessary as set forth in subparagraph 5.C and at a cost not included in the Maximum Modernization Amount. Each and every transfer of any interest in this Agreement or your business governed by Paragraph 11 or renewal covered by Paragraph 4 is expressly conditioned upon your compliance with these requirements at the time of transfer or renewal without regard to the Maximum Modernization Amount.

You acknowledge and agree that the requirements of this subparagraph 5.E are both reasonable and necessary to insure continued public acceptance and patronage of BUFFALO WILD WINGS restaurants and to avoid deterioration or obsolescence in connection with the operation of the Restaurant. If you fail to make any improvement or perform the maintenance listed above, we may, in addition to our other rights in this Agreement, effect such improvement or maintenance and you must reimburse us for the costs we incur.

F. Signage. The outdoor signage at your Restaurant must comply with our then current specifications, which we may modify and change from time to time due to modifications to the System, including changes to the Trademarks. You must make such changes to the outdoor signage as we require. We will pay for 1/3 of the cost to replace your outdoor signage if: (i) your Restaurant’s sign is less than 2 years old and (ii) we require that you replace the sign within one year from the date of notification. In any case, your failure to replace the signage within 15 months from the date of notification will constitute a default of this Agreement under Paragraph 13. Any upgrades to the type or size of your outdoor signage will be at your expense. Your costs for the signage will be included in the Maximum Modernization Amount under subparagraph 5.E.

PRODUCTS AND OPERATIONS STANDARDS AND REQUIREMENTS

6. You must implement and abide by our requirements and recommendations directed to enhancing substantial System uniformity. The following provisions control with respect to products and operations:

A. Authorized Menu. Your business must be confined to the preparation and sale of only such Menu Items and other food and beverage products as we designate and approve in writing from time to time for sale by your Restaurant. You must offer for sale from the Restaurant all items and only those items listed as Menu Items and other approved food and beverage products. We have the right to make modifications to these items from time to time, and you agree to comply with any modifications. You may not offer or sell any other product or service at the Authorized Location without our prior written consent.

B. Authorized Products and Ingredients. You must use in the operation of the Restaurant and in the preparation of Menu Items and other food and beverage products only the proprietary sauces and mixes and other proprietary and non-proprietary ingredients, recipes, formulas, cooking techniques and processes and supplies, and must prepare and serve Menu Items and products in such portions, sizes, appearance, taste and packaging, all as we specify in our most current product preparation materials or otherwise in writing. We will supply to you a copy of the current product preparation materials prior to opening the Restaurant. You acknowledge and agree that we may change these periodically and that you are obligated to conform to the requirements. All supplies, including containers, cups, plates, wrapping, eating utensils, and napkins, and all other customer service materials of all descriptions and types must meet our standards of uniformity and quality. You acknowledge that the Restaurant must at all times maintain an inventory of ingredients, food and beverage products and other products, material and supplies that will permit operation of the Restaurant at maximum capacity.

C. Approved Supplies and Suppliers. We will furnish to you from time to time lists of approved supplies or approved suppliers. You must only use approved products, services, inventory, equipment, fixtures, furnishings, signs, advertising materials, trademarked items and novelties, and other items or services (collectively, “approved supplies”) in connection with the operation of the Restaurant as set forth in the approved supplies and approved suppliers lists, as we may amend from time to time. Although we do not do so for every item, we have the right to approve the manufacturer, distributor and/or supplier of approved supplies. Along with a number of other approval criteria, to be an approved supplier, the supplier must have the ability to provide the product and/or service, on a national basis, to at least 70% of the then existing Restaurants. You acknowledge and agree that certain approved supplies may only be available from one source, and we or our affiliates may be that source. All inventory, products, materials and other items and supplies used in the operation of the Restaurant that are not included in the approved supplies or approved suppliers lists must conform to the specifications and standards we establish from time to time. ALTHOUGH APPROVED BY US, WE AND OUR AFFILIATES MAKE NO WARRANTY AND EXPRESSLY DISCLAIM ALL WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO PRODUCTS, EQUIPMENT (INCLUDING, WITHOUT LIMITATION, ANY REQUIRED COMPUTER SYSTEMS), SUPPLIES, FIXTURES, FURNISHINGS OR OTHER APPROVED ITEMS. IN ADDITION, WE DISCLAIM ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH THE SERVICES RENDERED OR PRODUCTS FURNISHED BY ANY SUPPLIER APPROVED OR DESIGNATED BY US. OUR APPROVAL OR CONSENT TO ANY SERVICES, GOODS, SUPPLIERS, OR ANY OTHER INDIVIDUAL, ENTITY OR ANY ITEM SHALL NOT CREATE ANY LIABILITY TO US.

D. Computer System. You must purchase and use any computer system that we develop or select for the Restaurant, including all future updates, supplements and modifications (the “Computer System”). Any updates, supplements or modifications are not subject to or part of the Maximum Modernization Amount defined in subparagraph 5.E. The Computer System may include all hardware and software used in the operation of the Restaurant, including electronic point-of-sale cash registers and back office programs used to record, analyze and report sales, labor, inventory and tax information. The computer software package developed for use in the Restaurant may include proprietary software. You may be required to license the proprietary software from us, an affiliate or a third party and you also may be required to pay a software licensing or user fee in connection with your use of the proprietary software. All right, title and interest in the software will remain with the licensor of the software. The computer hardware component of the Computer System must conform to specifications we develop. We reserve the right to designate a single source from whom you must purchase the Computer System. You acknowledge and agree that we will have full and complete access to information and data entered and produced by the Computer System. You must, at all times, have at the Authorized Location internet access with a form of high speed connection as we require and you must maintain: (i) an email account for our direct correspondence with the Control Person; and (ii) a separate email account for the Restaurant.

E. Serving and Promotional Items. All sales promotion material, customer goodwill items, cartons, containers, wrappers and paper goods, eating and serving utensils, and customer convenience items used in the sales promotion, sale and distribution of products covered by this Agreement are subject to our approval and must, where practicable, contain one or more of the Trademarks. We may require you to carry and offer for sale in the Restaurant a representative supply of approved trademarked clothing and other novelty items, including special promotional items that we develop and market from time to time.

F. Health and Sanitation. Your Restaurant must be operated and maintained at all times in compliance with any and all applicable health and sanitary standards prescribed by governmental authority. You also must comply with any standards that we prescribe. In addition to complying with such standards, if the Restaurant is subject to any sanitary or health inspection by any governmental authorities under which it may be rated in one or more than one classification, it must be maintained and operated so as to be rated in the highest available health and sanitary classification with respect to each governmental agency inspecting the same. In the event you fail to be rated in the highest classification or receive any notice that you are not in compliance with all applicable health and sanitary standards, you must immediately notify us of such failure or noncompliance.

G. Evaluations. We or our authorized representative have the right to enter your Restaurant at all reasonable times during the business day for the purpose of making periodic evaluations and to ascertain if the provisions of this Agreement are being observed by you, to inspect and evaluate your building, land and equipment, and to test, sample, inspect and evaluate your supplies, ingredients and products, as well as the storage, preparation and formulation and the conditions of sanitation and cleanliness in the storage, production, handling and serving. If we determine that any condition in the Restaurant presents a threat to customers or public health or safety, we may take whatever measures we deem necessary, including requiring you to immediately close the Restaurant until the situation is remedied to our satisfaction. Our inspections and evaluations may include a “mystery shopper” program from time to time throughout the term of this Agreement. We hire various vendors who send the “mystery shoppers” into the BUFFALO WILD WINGS restaurants. You will be obligated to pay for 3 “mystery shopper” visits during the first 3 months after you open your Restaurant. In addition, any time you fail an evaluation, by us or by a mystery shopper, you must pay the next three mystery shoppers we send to your Restaurant. The current fee charged by the vendors is approximately $100 fee per visit, which you must pay directly to the vendor. The fee per visit includes the reimbursement of the tab paid by the mystery shopper for the items consumed at your Restaurant and, therefore, the actual fee for each visit will vary.

H. Period of Operation. Subject to any contrary requirements of local law, your Restaurant must be opened to the public and operated at least 12 hours each day of the year, although you have the option to close your Restaurant on Thanksgiving, Christmas Eve, Christmas Day and Easter. Any variance from this provision must be authorized by us in writing. You acknowledge and agree that if your Restaurant is closed for a period of 2 consecutive days or 5 or more days in any 12-month period without our prior written consent, such closure constitutes your voluntary abandonment of the franchise and business and we have the right, in addition to other remedies provided for herein, to terminate this Agreement. Acts of God, war, strikes, riots or other force majeure cause preventing you temporarily from complying with the foregoing will suspend compliance for the duration of such interference.

I. Operating Procedures. You must adopt and use as your continuing operational routine the required standards, service style, procedures, techniques and management systems described in our manuals or other written materials relating to product preparation, menu, storage, uniforms, financial management, equipment, facility and sanitation. We will revise the manuals and these standards, procedures, techniques and management systems periodically to meet changing conditions of retail operation in the best interest of restaurants operating under the Trademarks. Any required standards exist to protect our interests in the System and the Trademarks and not for the purpose of establishing any control or duty to take control over those matters that are reserved to you.

You acknowledge having received one copy of the manuals on loan from us for the term of this Agreement. The manuals at all times are our sole property. You must at all times treat the manuals, and the information they contain, as secret and confidential, and must use all reasonable efforts to maintain such information as secret and confidential. We may from time to time revise the contents of the manuals and you expressly agree to comply with each new or changed requirement. You must at all times insure that your copy of the manuals are kept current and up to date, and in the event of any dispute as to the contents of said manuals, the terms of the master copy of the manuals that we maintain are controlling. You acknowledge and agree that in the future the manuals and other system communications may only be available on the internet or other online or computer communications.

J. Confidential Information. You, the Principal Owners, the Unit General Manager, your guarantors, officers, directors, members, managers, partners, employees or agents, or any other individual or entity related to, or controlled by, you may not, during the term of this Agreement or thereafter, disclose, copy, reproduce, sell or use any such information in any other business or in any manner not specifically authorized or approved in advance in writing by us any Confidential Information. For purposes of this Agreement, “Confidential Information” means the whole or any portion of know-how, knowledge, methods, specifications, processes, procedures and/or improvements regarding the business that is valuable and secret in the sense that it is not generally known to our competitors and any proprietary information contained in the manuals or otherwise communicated to you in writing, verbally or through the internet or other online or computer communications, and any other knowledge or know-how concerning the methods of operation of the Restaurant, as well as the content of this Agreement and any other document executed in connection with this Agreement. Any and all Confidential Information, including, without limitation, proprietary ingredients, sauces and mixes, secret formulas and recipes, methods, procedures, suggested pricing, specifications, processes, materials, techniques and other data, may not be used for any purpose other than operating the Restaurant. We may require that you obtain nondisclosure and confidentiality agreements in a form satisfactory to us from any persons owning a minority interest in the franchisee, the Principal Owners, the Unit General Manager and other key employees. You must provide executed copies of these agreements to us upon our request. Notwithstanding the foregoing, you are authorized to disclose the terms of this Agreement to any lender providing you financing for the Restaurant as well as to your landlord.

K. Vending Services. You may not install or maintain on the premises of the Restaurant any newspaper racks, video games, jukeboxes, gum machines, games, rides, vending machines, or other similar devices without our prior written approval. If you install any such devices without our prior written approval, you must remove them within 3 days from receiving written notice from us. Pool tables, cigarette vending machines, gambling and gaming machines or games of chance are not allowed. Any income from vending services in the Restaurant or on its premises, regardless of which person or entity collects the money, and regardless of whether we authorized you to install them, must be included in Gross Sales for purposes of your Continuing Fee and Advertising Fee. Upon our written approval, the money derived from services provided by charitable organizations or services that are for customer convenience, such as pay phones or cash machines, will not be included in Gross Sales.

L. Catering and Delivery Services. If you want to offer catering or delivery service to customers, you must obtain our prior written approval, which we will not withhold unreasonably, although we reserve the right to require you to offer catering service to customers located within the Designated Area. Any catering or delivery services must meet our written standards. You also must charge the same price for products offered by the Restaurant whether delivered or catered by or sold in the Restaurant. Any income from catering or delivery services must be included in Gross Sales for purposes of your Continuing Fee and Advertising Fee.

M. Compliance with Law; Licenses and Permits. You must at all times maintain your premises and conduct your Restaurant operations in compliance with all applicable laws, regulations, codes and ordinances. You must secure and maintain in force all required licenses, including a liquor license, permits and certificates relating to your Restaurant. In the event your liquor license is suspended or revoked, in addition to our right to terminate this Agreement pursuant to subparagraph 13.B, we reserve the right to charge you the Continuing Fee on the Gross Sales you would have received on the lost liquor sales during the license suspension. We will estimate the Gross Sales based on the prior year’s Gross Sales for the suspension period.

You acknowledge that you are an independent business and responsible for control and management of your Restaurant, including, but not limited to, the hiring and discharging of your employees and setting and paying wages and benefits of your employees. You acknowledge that we have no power, responsibility or liability in respect to the hiring, discharging, setting and paying of wages or related matters.

You must immediately notify us in writing of any claim, litigation or proceeding that arises from or affects the operation or financial condition of your BUFFALO WILD WINGS business or Restaurant, including any notices of health code violations or liquor license violations.

N. Participation in Internet Web Sites or Other Online Communications. You must, at your expense, participate in our BUFFALO WILD WINGS web site on the internet, our intranet system or other online communications as we may require. For instance, you must submit to us daily reports via our intranet system, as further described in subparagraph 9.H. We have the right to determine the content and use of our web site and intranet system and will establish the rules under which franchisees may or must participate. You may not separately register any domain name containing any of the Trademarks. We retain all rights relating to our web site and intranet system and may alter or terminate our web site or intranet system. Your general conduct on our web site and intranet system or other online communications and specifically your use of the Trademarks or any advertising is subject to the provisions of this Agreement. You acknowledge that certain information related to your participation in our web site or intranet system may be considered Confidential Information, including access codes and identification codes. Your right to participate in our web site and intranet system, or otherwise use the Trademarks or System on the internet or other online communications, will terminate when this Agreement expires or terminates. You may not set up a separate web site for your Restaurant unless you (i) obtain our prior written consent and (ii) comply with any terms and conditions that we may impose for the operation of such web site.

O. System Modifications. You acknowledge and agree that we have the right to modify, add to or rescind any requirement, standard or specification that we prescribe under this Agreement to adapt the System to changing conditions competitive circumstances, business strategies, business practices and technological innovations and other changes as we deem appropriate. You must comply with these modifications, additions or rescissions at your expense, subject to the requirements of subparagraph 5.E and any other express limitations set forth in this Agreement.

P. Suggested Pricing Policies. We may, from time to time, make suggestions to you with regard to your pricing policies. Notwithstanding any suggestions, you have the sole and exclusive right as to the minimum prices you charge for the services offered at the Restaurant. We retain the right to establish maximum prices to be charged by you for sales promotions or otherwise. Any list or schedule of prices we furnish to you may, unless otherwise specifically stated as to the maximum price, be treated as a recommendation only and failure to accept or implement any such suggestion will not in any way affect the relationship between you and us.

PERSONNEL AND SUPERVISION STANDARDS

7. The following provisions and conditions control with respect to personnel, training and supervision:

A. Supervision. You must have a Control Person and a Unit General Manager at all times during the term of this Agreement. We must approve in writing the Control Person and the Unit General Manager prior to being appointed by you, and we may revoke our approval at any time, in which case (i) the disapproved Control Person and/or Unit General Manager may no longer be the Control Person or the Unit General Manager for any Restaurant operated by you and (ii) you must, with our prior written approval, appoint a new Control Person and/or Unit General Manager within 30 days from the date we revoked our approval for your prior Control Parson and/or Unit General Manager. The Control Person and Unit General Manager must insure that the Restaurant is operated in accordance with the terms and conditions of this Agreement, although this in no way relieves you of your responsibilities to do so. Your Control Person also must be readily and continuously available to us. In addition to the Control Person and your Unit General Manager, you must have at least two assistant managers at all times during the term of this Agreement.

B. Training. You must, at your expense, comply with all of the training requirements we prescribe for the Restaurant to be developed under this Agreement. The Control Person, the Unit General Manager and at least one of your assistant managers must attend training and complete training to our satisfaction. The training requirements may vary depending on our assessment of the experience of the Control Person, the Unit General Manager and the assistant managers or other factors specific to the Restaurant. In the event you are given notice of default as set forth in subparagraphs 13.A and B and the default relates, in whole or in part, to your failure to meet any operational standards, we have the right to require as a condition of curing the default that you, the Control Person, the Unit General Manager and the assistant managers, at your expense, comply with the additional training requirements we prescribe. Any new Control Person or Unit General Manager must comply with our training requirements immediately after being approved by us and appointed by you. Under no circumstances may you permit management of the Restaurant’s operations by a person who has not successfully completed to our reasonable satisfaction all applicable training we require, provided, that in the event we revoke our approval for your Unit General Manager, your approved Control Person or other individual who is duly trained must manage the Restaurant’s operations while your new Unit General Manager is approved, appointed and trained according to subparagraphs 7.A and B.

C. Ongoing Training. We may require the Control Person, the Unit General Manager, the assistant managers and other key employees of the Restaurant to attend, at your expense, ongoing training at our training facility, the Authorized Location or other location we designate. In addition, we may develop and require you to purchase an in-restaurant training program.

D. Staffing. You will employ a sufficient number of competent and trained employees to insure efficient service to your customers. You must require all your employees to work in clean uniforms approved by us, but furnished at your cost or the employees’ cost as you may determine. No employee of yours will be deemed to be an employee of ours for any purpose whatsoever.

E. Attendance at Meetings. You and the Control Person must attend, at your expense, all annual franchise conventions we may hold or sponsor and all meetings relating to new products or product preparation procedures, new operational procedures or programs, training, restaurant management, sales or sales promotion, or similar topics. If you or the Control Person are not able to attend a meeting or convention, you must so notify us prior to the meeting and must have a substitute person acceptable to us attend the meeting. In addition, your Unit General Manager(s) must attend the annual training meeting for Unit General Managers that we may hold or sponsor, at your own expense. We reserve the right to require that you and/or your Control Person attend any additional meetings that we deem appropriate under special circumstances, provided however, that we will not require more than one additional meeting every year and we will give you written notice of any such meeting at least 10 days prior to the meeting.

ADVERTISING

8. You agree to actively promote your Restaurant, to abide by all of our advertising requirements and to comply with the following provisions:

A. Advertising Fund. You must pay to us an Advertising Fee as set forth in subparagraph 9.C. All Advertising Fees will be placed in an Advertising Fund that we own and manage. On behalf of our company and affiliate owned restaurants (except for “Special Sites”), we will pay the same Advertising Fee as similarly situated franchised restaurants (based on age and type of location) in the same local marketing area. The Advertising Fund is not a trust or escrow account, and we have no fiduciary obligation to franchisees with respect to the Advertising Fund; provided, however, we will make a good faith effort to expend such fees in a manner that we determine is in the general best interests of the System. We have the right to determine the expenditures of the amounts collected and the methods of marketing, advertising, media employed and contents, terms and conditions of marketing campaigns and promotional programs. Because of the methods used, we are not required to spend a prorated amount on each restaurant or in each advertising market. We have the right to make disbursements from the Advertising Fund for expenses incurred in connection with the cost of formulating, developing and implementing marketing, advertising and promotional campaigns. The disbursements may include payments to us for the expense of administering the Advertising Fund, including accounting expenses and salaries and benefits paid to our employees engaged in the advertising functions. If requested, we will provide you an annual unaudited statement of the financial condition of the Advertising Fund.

B. Required Local Expenditures, Approved Materials. You must use your best efforts to promote and advertise the Restaurant and participate in any local marketing and promotional programs we establish from time to time. In addition to the Advertising Fee, you are required to spend ½% of your Gross Sales on approved local marketing and promotion. Upon our request you must provide us with itemization and proof of marketing and an accounting of the monies that you have spent for approved local marketing. If you fail to make the required expenditure, we have the right to collect and contribute the deficiency to the Advertising Fund. You must use only such advertising materials as we furnish, approve or make available, and the materials must be used only in a manner that we prescribe. Furthermore, any promotional activities you conduct in the Restaurant or on its premises are subject to our approval.

We will not unreasonably withhold approval of any sales promotion materials and activities; provided that they are current, in good condition, in good taste and accurately depict the Trademarks. You must use point-of-sale posters or other promotional materials that depict any of the Trademarks only in connection with your sale of approved Menu Items at the Restaurant. Any point-of-sale posters or other promotional materials used by you must be current and in good condition. To that end, we may make available at a reasonable cost to you annually or at other reasonable intervals, and when made available you must purchase, a sales promotion kit containing new point-of-sale and other promotional materials; however, the cost of the sales promotion kit may be included from time to time as determined by us in the Advertising Fee described in subparagraph 9.C.

Notwithstanding anything in this Agreement, we reserve the right to deny our approval for any promotional activity that may result in a reduction of the amount of any of the payments due by you under this Agreement.

C. Advertising Cooperatives. We have the right to designate local advertising markets and if designated, you must direct your local advertising expenditures to the cooperative advertising and marketing programs in your designated local advertising market. Each BUFFALO WILD WINGS restaurant (except Special Sites) within a designated local advertising area is a member of the local advertising group and each Restaurant has one vote on all matters requiring a vote. We reserve the right to designate the bylaws that govern the operation of local advertising groups, although the bylaws can not modify the voting structure set forth in the prior sentence. If a majority of the restaurants in your designated advertising market, including those operated by us or our affiliates, votes to spend more than the minimum ½% of Gross Sales on local advertising and promotion within the area, you will be required to participate, but you will not be required to spend more than 2% of Gross Sales for local advertising. Any limited seating restaurants opened pursuant to the provisions in the second paragraph of subparagraph 2.D of this Agreement will not have a vote on the decisions referenced in this subparagraph 8.C and will not have any obligation to contribute to any advertising fund or cooperative, including, but not limited to, those referenced in subparagraphs 8.A, 8.B, 8.C, 8.D and 9.C.

D. Yellow Pages. You must place a separate listing, or participate in a joint listing, in the Yellow Pages of your local telephone directory. The listing must contain such copy and proper use of the Trademarks as we specify. The cost of the listing must be paid by you or, in the case of a joint listing, by you and other participating BUFFALO WILD WINGS restaurants. Your cost to advertise in the yellow pages as we direct will be included as part of your local advertising requirements under subparagraph 8.B. We will not specify an unreasonably expensive listing; we may, however, require you to advertise in more than one local telephone directory.

E. Gift Cards, Certificates and Checks. You must use and honor only system-wide gift cards, certificates and checks that we designate and you must obtain all certificates, cards or checks from an approved supplier. We have developed a gift card program and require that you sign the Participation Agreement attached as Appendix E. At the time of termination or expiration, or the transfer of your rights under this Agreement, you must pay all amounts owed by you under the Participation Agreement.

F. Grand Opening Promotion. You must conduct certain advertising and public relations activities in connection with the opening of your Restaurant, as we specify in writing. We require you to spend, in addition to the required local advertising contribution described above, $12,500 for such grand opening activities. In addition, you must perform a grand opening as mandated by this paragraph every time that you (i) relocate the Restaurant or (ii) reopen the Restaurant after having it closed for 30 days or more. We have the right, but not the obligation, to collect and administer these funds on your behalf.

FEES, REPORTING AND AUDIT RIGHTS

9. You must pay the fees described below and comply with the following provisions:

A. Initial Franchise Fee. You must pay to us a nonrefundable Initial Franchise Fee of $            . The Initial Franchise Fee, payable in full on the date you sign this Agreement, is earned upon receipt and is in consideration for our expenses incurred and services rendered in granting you the franchise rights.

B. Continuing Fee. In addition to the Initial Franchise Fee, during the full term of this Agreement and in consideration of the rights granted to you, you must pay to us as a weekly Continuing Fee. The Continuing Fee for the first half of the initial term of this Agreement shall be an amount equal to 5% of Gross Sales. The Continuing Fee for the second half of the initial term of this Agreement and any extensions of the initial term shall be an amount equal to the greater of (i) 5% of Gross Sales or (ii) the Continuing Fee being charged by us under our form of franchise agreement being used by us on the date the second half of the initial term starts (or, if no form of franchise agreement is being used by us on such date, the Continuing Fee being charged by us under our latest form of franchise agreement). The amount of the Continuing Fee for any renewal term shall be that provided in the franchise agreement executed for such renewal term.

C. Advertising Fee. You must pay to us a weekly Advertising Fee in an amount equal to 2 1/2% of Gross Sales. We reserve the right to increase the percentage by an additional 1/2% upon 30 days written notice to you, provided, however, that we may not increase the Advertising Fee more than one time every three years. These fees are not held by us in trust and become our property to be spent in accordance with Paragraph 8 of this Agreement.

D. Computations and Remittances. Except for the Initial Franchise Fee, you must compute all amounts due and owing at the end of each week’s operation and remittance for the amounts must be made to us on or before Friday of the following week, accompanied by the reports required by subparagraph 9.H of this Agreement. You must certify the computation of the amounts in the manner and form we specify, and you must supply to us any supporting or supplementary materials as we reasonably require to verify the accuracy of remittances. You waive any and all existing and future claims and offsets against any amounts due under this Agreement, which amounts you must pay when due. We have the right to apply or cause to be applied against amounts due to us or any of our affiliates any amounts that we or our affiliates may hold from time to time on your behalf or that we or our affiliates owe to you. Further, if you are delinquent in the payment of any amounts owed to us, we have the right to require you to prepay estimated Continuing Fees and Advertising Fees.

E. Electronic Transfer of Funds. You must sign an electronic transfer of funds authorization, attached as Appendix D, to authorize and direct your bank or financial institution to transfer electronically, on a weekly basis, directly to our account or our affiliates’ and to charge to your account all amounts due to us or our affiliates. You must maintain a balance in your account sufficient to allow us and our affiliates to collect the amounts owed when due. You are responsible for any penalties, fines or other similar expenses associated with the transfer of funds described in this subparagraph.

F. Interest Charges; Late Fees. Any and all amounts that you owe to us or to our affiliates will bear interest at the rate of 18% per annum or the maximum contract rate of interest permitted by governing law, whichever is less, from and after the date of accrual. In addition to interest charges on late Continuing Fee and Advertising Fee payments, you must pay to us a service charge of $150 for each delinquent report or payment that you owe to us under this Agreement. A payment is delinquent for any of the following reasons: (i) we do not receive the payment on or before the date due; or (ii) there are insufficient funds in your bank account to collect the total payment by a transfer of funds on or after the date due. The service charge is not interest or a penalty, it is only to compensate us for increased administrative and management costs due to late payment.

G. Financial Planning and Management. You must record daily all sales on a cash register tape or similar device. You must keep books and records and submit reports as we periodically require, including but not limited to a monthly profit plan, monthly balance sheet and monthly statement of profit and loss, records of prices and special sales, check registers, purchase records, invoices, sales summaries and inventories, sales tax records and returns, payroll records, cash disbursement journals and general ledger, all of which accurately reflect the operations and condition of your Restaurant operations. You must compile, keep and submit to us the books, records and reports on the forms and using the methods of bookkeeping and accounting as we periodically may prescribe. The records that you are required to keep for your Restaurant must include detailed daily sales, cost of sales, and other relevant records or information maintained in an electronic media format and methodology we approve. You must provide this information to us according to reporting formats, methodologies and time schedules that we establish from time to time. You also must preserve and retain the books, records and reports for not less than 36 months. You must allow us electronic and manual access to any and all records relating to your Restaurant.

H. Reports and Audit. You must submit your Gross Sales daily via our intranet system. You must verify the accuracy of the Gross Sales figure on Friday of each week for the preceding week. Within 10 days after the end of each month, you must submit to us a report with respect to the preceding calendar month in the form and content as we periodically prescribe. The report must include, but not be limited to, the following information for the preceding month: (i) amount of Gross Sales and gross receipts of the Restaurant, amount of sales tax and the computation of the Continuing Fee and the Advertising Fee; (ii) quantities of products purchased and the sources from which each were obtained; (iii) if we request, copies of your most recent sales tax return, monthly sales summary and monthly balance sheet and statement of profit and loss, including a summary of your costs for utilities, labor, rent and other material cost items (iv) if requested by us to verify your Gross Sales, all such books and records as we may require under our audit policies published from time to time. You also must, at your expense, submit to us within 90 days after the end of each fiscal year a detailed balance sheet, profit and loss statement and statement of cash flows for such fiscal year, prepared on an accrual basis including all adjustments necessary for fair presentation of the financial statements. We may require that the annual financial statements be reviewed by a certified public accountant. You must certify all reports to be true and correct. You acknowledge and agree that we have the right to impose these requirements on you regardless of whether we impose the same requirement on our other franchisees.

We or our authorized representative have the right at all times during the business day to enter the premises where your books and records relative to the Restaurant are kept and to evaluate, copy and audit such books and records. We also have the right to request information from your suppliers and vendors. In the event that any such evaluation or audit reveals any understatement of your Gross Sales, Continuing Fees or Advertising Fees or a variance of 1.25% or more from data reported to us in respect to any other item that is material to the computation of fees or to the analysis of the operation, you must pay for the audit, and in addition to any other rights we may have, we have the right to conduct further periodic audits and evaluations of your books and records as we reasonably deem necessary for up to 3 years thereafter and any further audits and evaluations will be at your sole expense, including, without limitation, professional fees, travel, and room and board expenses directly related thereto. Furthermore, if you intentionally understate or underreport Gross Sales, Continuing Fees or Advertising Fees at any time, or if a subsequent audit or evaluation conducted within the 3-year period reveals any understatement of your Gross Sales, Continuing Fees or Advertising Fees or a variance of 1.25% or more from data reported to us in respect to any other item that is material to the computation of fees or to the analysis of the operation, in addition to any other remedies provided for in this Agreement, at law or in equity, we have the right to terminate this Agreement immediately. In order to verify the information that you supply, we have the right to reconstruct your sales through the inventory extension method or any other reasonable method of analyzing and reconstructing sales. You agree to accept any such reconstruction of sales unless you provide evidence in a form satisfactory to us of your sales within a period of 14 days from the date of notice of understatement or variance. You must fully cooperate with us or our representative in performing these activities and any expenses incurred by us from your lack of cooperation shall be reimbursed by you.

We will keep your financial books, records and reports confidential, unless the information is requested by tax authorities or used as part of a legal proceeding or in a manner as set forth in subparagraph 11.D.8 or where your information is grouped with similar information from other restaurants to produce shared results like high-low ranges or average gross sales or expenses on a system-wide or regional basis.

YOUR OTHER OBLIGATIONS; NONCOMPETE COVENANTS

10. You agree to comply with the following terms and conditions:

A. Payment of Debts. You agree to pay promptly when due: (i) all payments, obligations, assessments and taxes due and payable to us and our affiliates, vendors, suppliers, lessors, federal, state or local governments, or creditors in connection with your business; (ii) all liens and encumbrances of every kind and character created or placed upon or against any of the property used in connection with the Restaurant or business; and (iii) all accounts and other indebtedness of every kind incurred by you in the conduct of the Restaurant or business. In the event you default in making any such payment, we are authorized, but not required, to pay the same on your behalf and you agree promptly to reimburse us on demand for any such payment.

B. Indemnification. You hereby waive all claims against us for damages to property or injuries to persons arising out of the operation of your Restaurant. You must fully protect, indemnify and hold us and our owners, directors, officers, insurers, successors and assigns and our affiliates harmless from and against any and all claims, demands, damages and liabilities of any nature whatsoever arising in any manner, directly or indirectly, out of or in connection with or incidental to the operation of your Restaurant (regardless of cause or any concurrent or contributing fault or negligence of us or our affiliates) or any breach by you or your failure to comply with the terms and conditions of this Agreement. We also reserve the right to select our own legal counsel to represent our interests, and you must reimburse us for all our costs and all attorneys’ fees immediately upon our request as they are incurred.

We hereby waive all claims against you for damages to property or injuries to persons arising out of the operation of our company or affiliate owned restaurants. We must fully protect, indemnify and defend you and your affiliates and hold you and them harmless from and against any and all claims, demands, damages and liabilities of any nature whatsoever arising in any manner, directly or indirectly, out of or in connection with or incidental to the operation of our company or affiliate owned restaurants (regardless of cause or any concurrent or contributing fault or negligence of you) or any breach by us or our failure to comply with the terms and conditions of this Agreement.

C. Insurance. You must purchase and maintain in full force and effect, at your expense and from a company we accept, insurance that insures both you and us, our affiliates and any other persons we designate by name. The insurance policies must include, at a minimum: (i)

special/causes of loss coverage forms (sometimes called “All Risk coverage”) on the Restaurant and all fixtures, equipment, supplies and other property used in the operation of the Restaurant, for full repair and replacement value of the machinery, equipment and improvements, including full coverage for loss of income resulting from damage to the Restaurant without any co-insurance clause, except that an appropriate deductible clause is permitted; (ii) business interruption insurance covering a minimum 12 months loss of income, including coverage for our Continuing Fees with us named as a loss payee with respect to those fees; (iii) comprehensive general liability insurance, including product liability insurance, with minimum limits of $1,000,000 per occurrence and $2,000,000 aggregate; (iv) liquor liability coverage with minimum limits of $1,000,000 per occurrence; (v) “Per Location” aggregate limits when multiple restaurant locations are insured under one comprehensive general liability policy and/or liquor liability policy(ies); (vi) automobile liability insurance, including owned, hired and non-owned vehicle coverage with a minimum combined single limit of $1,000,000 per claim (vii) workers’ compensation and employer’s liability insurance covering all of your employees (viii) umbrella liability insurance which also includes liquor liability, employers liability and automobile liability, with minimum limits of $2,000,000 per occurrence; (ix) Buffalo Wild Wings, Inc., Buffalo Wild Wings International, Inc. and affiliates as named additional insureds on all liability policies required by this subparagraph; (x) any other such insurance coverages or amounts as required by law or other agreement related to the Restaurant. The required insurance coverage must commence as of the date of this Agreement, provided, however, that prior to the date you open your Restaurant, you will be obligated to carry insurance policies covering only those risks specified under numerals (iii), (vi), (vii), (viii) (but excluding coverage for liquor liability), (ix), and (x) of this subparagraph 10.C.

You must deliver to us at commencement and thereafter annually or at our request a proper certificate evidencing the existence of such insurance coverage and your compliance with the provisions of this subparagraph. The insurance certificate must show our status as an additional insured (as noted in (ix) above) and provide that we will be given 30 days’ prior written notice of material change in or termination or cancellation of the policy. We also may request copies of all policies. We may from time to time modify the required minimum limits and require additional insurance coverages, by providing written notice to you, as conditions require, to reflect changes in relevant circumstances, industry standards, experiences in the BUFFALO WILD WINGS system, standards of liability and higher damage awards. If you do not procure and maintain the insurance coverage required by this Agreement, we have the right, but not the obligation, to procure insurance coverage and to charge same to you, together with a reasonable fee for the expenses we incur in doing so, payable by you immediately upon notice.

D. Noncompete Covenants. You agree that you will receive valuable training and Confidential Information that you otherwise would not receive or have access to but for the rights licensed to you under this Agreement. You therefore agree to the following noncompetition covenants:

1. Unless otherwise specified, the term “you” as used in this subparagraph 10.D includes, collectively and individually, your Control Person, all Principal Owners, guarantors, officers, directors, members, managers, partners, as the case may be, and holders of any ownership interest in you. We may require you to obtain from your Control Person and other individuals identified in the preceding sentence a signed non-compete agreement in a form satisfactory to us that contains the non-compete provisions of this subparagraph 10.D.

2. You covenant that during the term of this Agreement you will not, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person or entity, own, manage, operate, maintain, engage in, consult with or have any interest in any restaurant or food business other than one authorized by this Agreement or any other agreement between us and you, except if, at the Effective Date of this Agreement, you operate or hold an interest in a restaurant or food business other than a casual or fast casual restaurant.

3. You covenant that you will not, for a period of 2 years after the expiration or termination of this Agreement, regardless of the cause of termination, or within 2 years of the sale of the Restaurant or any interest in you, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person or entity, own, manage, operate, maintain, engage in, consult with or have any interest in (i) a casual or fast casual restaurant that sells or offers to dispense prepared food products the same as or similar to the type sold in BUFFALO WILD WINGS restaurants; (ii) a video entertainment oriented, casual or fast casual restaurant or bar business; or (iii) any business establishment that sells or offers to dispense prepared chicken wings or legs:

a. At the premises of the former Restaurant;

b. Within a 5-mile radius of the former Restaurant; or

c. Within a 5-mile radius of the location of any other business or restaurant using the BUFFALO WILD WINGS System, whether franchised or owned by us or our affiliates.

For purposes of this subparagraph, a video entertainment oriented, casual or fast casual restaurant or bar is one with more than two screens, or any screen larger than 21 inches, available for the viewing of different events.

4. You agree that the length of time in subpart (3) will be tolled for any period during which you are in breach of the covenants or any other period during which we seek to enforce this Agreement. The parties agree that each of the foregoing covenants will be construed as independent of any other covenant or provision of this Agreement.

TRANSFER OF FRANCHISE

11. You agree that the following provisions govern any transfer or proposed transfer:

A. Transfers. We have entered into this Agreement with specific reliance upon your financial qualifications, experience, skills and managerial qualifications as being essential to the satisfactory operation of the Restaurant. Consequently, neither your interest in this Agreement nor in the Restaurant may be transferred or assigned to or assumed by any other person or entity (the “assignee”), in whole or in part, unless you have first tendered to us the right of first refusal to acquire this Agreement in accordance with subparagraph 11.F, and, if we do not exercise such right, unless our prior written consent is obtained, the transfer fee provided for in subparagraph 11.C is paid, and the transfer conditions described in subparagraph 11.D are satisfied. Any sale (including installment sale), lease, pledge, management agreement, contract for deed, option agreement, assignment, bequest, gift or otherwise, or any arrangement pursuant to which you turn over all or part of the daily operation of the business to a person or entity who shares in the losses or profits of the business in a manner other than as an employee will be considered a transfer for purposes of this Agreement. Specifically, but without limiting the generality of the foregoing, the following events constitute a transfer and you must comply with the right of first refusal, consent, transfer fee, and other transfer conditions in this Paragraph 11:

1. Any change or any series of changes in the percentage of the franchisee entity owned, directly or indirectly, by any Principal Owner which results in any addition or deletion of any person or entity who qualifies as a Principal Owner;

2. Any change in the general partner of a franchisee that is a general, limited or other partnership entity; or

3. For purposes of this subparagraph 11.A, a pledge or seizure of any ownership interests in you or in any Principal Owner that affects the ownership of 25% or more of you or any Principal Owner, which we have not approved in advance in writing.

In the event of your insolvency or the filing of any petition by or against you under any provisions of any bankruptcy or insolvency law, if your legal representative, successor, receiver or trustee desires to succeed to your interest in this Agreement or the business conducted hereunder, such person first must notify us, tender the right of first refusal provided for in subparagraph 11.F, and if we do not exercise such right, must apply for and obtain our consent to the transfer, pay the transfer fee provided for in subparagraph 11.C, and satisfy the transfer conditions described in subparagraph 11.D. In addition, you or the assignee must pay the attorneys’ fees and costs that we incur in any bankruptcy or insolvency proceeding pertaining to you.

You may not place in, on or upon the location of the Restaurant, or in any communication media or any form of advertising, any information relating to the sale of the Restaurant or the rights under this Agreement, without our prior written consent.

B. Consent to Transfer. We will not unreasonably withhold our consent to transfer, provided that all of the conditions described in this Paragraph 11 have been satisfied. Application for our consent to a transfer and tender of the right of first refusal provided for in subparagraph 11.F must be made by submission of our form of application for consent to transfer, which must be accompanied by the documents (including a copy of the proposed purchase or other transfer agreement) or other required information. The application must indicate whether you or a Principal Owner proposes to retain a security interest in the property to be transferred. No security interest may be retained or created, however, without our prior written consent and except upon conditions acceptable to us. Any agreement used in connection with a transfer shall be subject to our prior written approval, which approval will not be withheld unreasonably. You immediately must notify us of any proposed transfer and must submit promptly to us the application for consent to transfer. Any attempted transfer by you without our prior written consent or otherwise not in compliance with the terms of this Agreement will be void, your interest in this Agreement will be voluntarily abandoned, and it will provide us with the right to elect either to deem you in default and terminate this Agreement or to collect from you and the guarantors a transfer fee equal to two times the transfer fee provided for in subparagraph 11.C.

C. Transfer Fee. You must pay to us a $12,500 transfer fee every time you submit an application for consent to transfer. The transfer fee must be submitted at the time you submit the application for consent to transfer. If the transfer is part of a simultaneous, multiple restaurant transfer, the transfer fee will be modified as follows: the transfer fee for the first restaurant is $12,500, the transfer fee for the second through tenth restaurants is $2,500 per restaurant, with no additional transfer fee beyond the tenth restaurant. If, however, our costs and expenses in reviewing and processing the transfer, including attorneys’ fees, exceed the applicable transfer fee, then in addition to the transfer fee you agree to cover those additional costs and expenses up to $10,000. The transfer fee is nonrefundable even if, for any reason, the proposed transfer does not occur, in which case the transfer fee you paid us for the failed transfer will not be applied to any future attempted transfer.

D. Conditions of Transfer. We condition our consent to any proposed transfer, whether to an individual, a corporation, a partnership or any other entity upon the following:

1. Assignee Requirements. The assignee must meet all of our then-current requirements for any potential new franchisee at the time of the proposed transfer.

2. Payment of Amounts Owed. All amounts owed by you to us or any of our affiliates, your suppliers or any landlord for the Restaurant premises and Authorized Location, or upon which we or any of our affiliates have any contingent liability must be paid in full.

3. Reports. You must have provided all required reports to us in accordance with subparagraphs 9.G and H.

4. Modernization. You must have complied with the provisions of subparagraph 5.E.

5. Guarantee. In the case of an installment sale for which we have consented to you or any Principal Owner retaining a security interest or other financial interest in this Agreement or the business operated thereunder, you or such Principal Owner, and the guarantors, are obligated to guarantee the performance under this Agreement until the final close of the installment sale or the termination of such interest, as the case may be.

6. General Release. You, each Principal Owner and each guarantor must sign a general release of all claims arising out of or relating to this Agreement, your Restaurant or the parties’ business relationship, in the form we designate, releasing us and our affiliates.

7. Execution of Then Current Franchise Agreement. The assignee executes our then-current form of franchise agreement (modified to reflect that the term is only the remainder of the term under this Agreement and other modifications to reflect that the agreement relates to a transfer), the terms of which may differ from this Agreement, including higher fees and modifications to the Designated Area (although in no event will the revised Designated Area have a residential population of the lesser of approximately 30,000 to 40,000 or the residential population that existed as of the Effective Date).

8. Training. The assignee must, at your or assignee’s expense, comply with the training requirements of subparagraph 7.B.

9. Financial Reports and Data. We have the right to require you to prepare and furnish to assignee and/or us such financial reports and other data relating to the Restaurant and its operations reasonably necessary or appropriate for assignee and/or us to evaluate the Restaurant and the proposed transfer. You agree that we have the right to confer with proposed assignees and furnish them with information concerning the Restaurant and proposed transfer without being held liable to you, except for intentional misstatements made to an assignee. Any information furnished by us to proposed assignees is for the sole purpose of permitting the assignees to evaluate the Restaurant and proposed transfer and must not be construed in any manner or form whatsoever as earnings claims or claims of success or failure.

10. Other Franchise Agreements. You must be in full compliance with all your obligations under any and all Franchise Agreements and Area Development Agreements executed between you and us.

11. Other Conditions. You must have complied with any other conditions that we reasonably require from time to time as part of our transfer policies, provided that such conditions will not be more stringent than any conditions otherwise imposed on new franchisees signing the then current franchise agreement.

E. Death, Disability or Incapacity. If any individual who is a Principal Owner dies or becomes disabled or incapacitated and the decedent’s or disabled or incapacitated person’s heir or successor-in-interest wishes to continue as a Principal Owner, such person or entity must apply for our consent under subparagraph 11.B, comply with the training requirements of subparagraph 7.B if the Principal Owner also was the Control Person (unless the heir or successor-in-interest finds another Principal Owner to qualify as the Control Person), pay the applicable transfer fee under subparagraph 11.C, and satisfy the transfer conditions under subparagraph 11.D, as in any other case of a proposed transfer, all within 180 days of the death or event of disability or incapacity. During any transition period to an heir or successor-in-interest, the Restaurant still must be operated in accordance with the terms and conditions of this Agreement. If the assignee of the decedent or disabled or incapacitated person is the spouse or child of such person, no transfer fee will be payable to us and we will not have a right of first refusal as set forth in subparagraph 11.F.

F. Right of First Refusal. If you propose to transfer or assign this Agreement or your interest herein or in the business, in whole or in part, to any third party, including, without limitation, any transfer contemplated by subparagraph 11.E or any transfer described in subparagraph 11.A, you first must offer to sell to us your interest. In the event of a bona fide offer from such third party, you must obtain from the third-party offeror and deliver to us a statement in writing, signed by the offeror and by you, of the terms of the offer. In the event the proposed transfer results from a change in control of the franchisee or a Principal Owner under subparagraphs 11.A.1 through 11.A.3, or your insolvency or the filing of any petition by or against you under any provisions of any bankruptcy or insolvency law, you first must offer to sell to us your interest in this Agreement and the land, building, equipment, furniture and fixtures, and any leasehold interest used in the operation of your Restaurant. Unless otherwise agreed to in writing by us and you, the purchase price for our purchase of assets in the event of a transfer that occurs by a change in control or insolvency or bankruptcy filing will be established by a qualified appraiser selected by the parties and in accordance with the price determination formula established in subparagraph 14.B in connection with an asset purchase upon expiration. In addition, unless otherwise agreed to in writing by us and you, the transaction documents, which we will prepare, will be those customary for this type of transaction and will include representations and warranties then customary for this type of transaction. If the parties cannot agree upon the selection of such an appraiser, a Judge of the United States District Court for the District in which the Authorized Location is located will appoint one upon petition of either party.

You or your legal representative must deliver to us a statement in writing incorporating the appraiser’s report and all other information we have requested. We then have 45 days from our receipt of the statement setting forth the third-party offer or the appraiser’s report and other requested information to accept the offer by delivering written notice of acceptance to you. Our acceptance of any right of first refusal will be on the same price and terms set forth in the statement delivered to us; provided, however, we have the right to substitute equivalent cash for any noncash consideration included in the offer. If we fail to accept the offer within the 45-day period, you will be free for 60 days after such period to effect the disposition described in the statement delivered to us provided such transfer is in accordance with this Paragraph 11. You may effect no other sale or assignment of you, this Agreement or the business without first offering the same to us in accordance with this subparagraph 11.F.

G. Transfer by Us. We have the right to sell or assign, in whole or in part, our interest in this Agreement.

DISPUTE RESOLUTION

12. The following provisions apply with respect to dispute resolution:

A. Arbitration; Mediation. Except as qualified below, any dispute between you and us or any of our or your affiliates arising under, out of, in connection with or in relation to this Agreement, any lease or sublease for the Restaurant or Authorized Location, the parties’ relationship, or the business must be submitted to binding arbitration under the authority of the Federal Arbitration Act and must be arbitrated in accordance with the then-current rules and procedures and under the auspices of the American Arbitration Association. The arbitration must take place in Minneapolis, Minnesota, or at such other place as may be mutually agreeable to the parties. The decision of the arbitrators will be final and binding on all parties to the dispute; however, the arbitrators may not under any circumstances: (i) stay the effectiveness of any pending termination of this Agreement; (ii) assess punitive or exemplary damages; or (iii) make any award which extends, modifies or suspends any lawful term of this Agreement or any reasonable standard of business performance that we set. A judgment may be entered upon the arbitration award by any state or federal court in Minnesota or the state of the Authorized Location.

Before the filing of any arbitration, the parties agree to mediate any dispute that does not include injunctive relief or specific performance actions covered under subparagraph 12.B, provided that the party seeking mediation must notify the other party of its intent to mediate prior to the termination of this Agreement. Mediation will be conducted by a mediator or mediation program agreed to by the parties. Persons authorized to settle the dispute must attend any mediation session. The parties agree to participate in the mediation proceedings in good faith with the intention of resolving the dispute if at all possible within 30 days of the notice from the party seeking to initiate the mediation procedures. If not resolved within 30 days, the parties are free to pursue arbitration. Mediation is a compromise negotiation for purposes of the federal and state rules of evidence, and the entire process is confidential.

B. Injunctive Relief. Notwithstanding subparagraph 12.A above, you recognize that the Restaurant is one of a large number of restaurants and stores identified by the Trademarks and similarly situated and selling to the public similar products, and the failure on the part of a single franchisee to comply with the terms of its agreement could cause irreparable damage to us and/or to some or all of our other franchisees. Therefore, it is mutually agreed that in the event of a breach or threatened breach of any of the terms of this Agreement by you, we will forthwith be entitled to an injunction restraining such breach or to a decree of specific performance, without showing or proving any actual damage, together with recovery of reasonable attorneys’ fees and other costs incurred in obtaining said equitable relief, until such time as a final and binding determination is made by the arbitrators. The foregoing equitable remedies are in addition to, and not in lieu of, all other remedies or rights that the parties might otherwise have by virtue of any breach of this Agreement by the other party. Finally, we and our affiliates have the right to commence a civil action against you or take other appropriate action for the following reasons: to collect sums of money due to us; to compel your compliance with trademark standards and requirements to protect the goodwill of the Trademarks; to compel you to compile and submit required reports to us; or to permit evaluations or audits authorized by this Agreement.

C. Attorneys’ Fees. The prevailing party in any action or proceeding arising under, out of, in connection with, or in relation to this Agreement, any lease or sublease for the Restaurant or Authorized Location, or the business will be entitled to recover its reasonable attorneys’ fees and costs.

DEFAULT AND TERMINATION

13. The following provisions apply with respect to default and termination:

A. Defaults. You are in default if we determine that you or any Principal Owner or guarantor has breached any of the terms of this Agreement or any other agreement between you and us or our affiliates, which without limiting the generality of the foregoing includes making any false report to us, intentionally understating or underreporting or failure to pay when due any amounts required to be paid to us or any of our affiliates, conviction of you, a Principal Owner, or a guarantor of (or pleading no contest to) any misdemeanor that brings or tends to bring any of the Trademarks into disrepute or impairs or tends to impair your reputation or the goodwill of any of the Trademarks or the Restaurant, any felony, filing of tax or other liens that may affect this Agreement, voluntary or involuntary bankruptcy by or against you or any Principal Owner or guarantor, insolvency, making an assignment for the benefit of creditors or any similar voluntary or involuntary arrangement for the disposition of assets for the benefit of creditors.

B. Termination by Us. We have the right to terminate this Agreement in accordance with the following provisions:

1. Termination After Opportunity to Cure. Except as otherwise expressly provided in this subparagraph 13.B or elsewhere in the Agreement: (i) you will have 30 days from the date of our issuance of a written notice of default to cure any default under this Agreement, other than a failure to pay amounts due or submit required reports, in which case you will have 10 days to cure those defaults; (ii) your failure to cure a default within the 30-day or 10-day period will provide us with good cause to terminate this Agreement; (iii) the termination will be accomplished by mailing or delivering to you written notice of termination that will identify the grounds for the termination; and (iv) the termination will be effective immediately upon our issuance of the written notice of termination.

2. Immediate Termination With No Opportunity to Cure. In the event any of the following defaults occurs, you will have no right or opportunity to cure the default and this Agreement will terminate effective immediately on our issuance of written notice of termination: any material misrepresentation or omission in your franchise application, your voluntary abandonment of this Agreement or the Authorized Location, the loss or revocation of your liquor license or suspensions totaling 90 days over any 5 year period, the loss of your lease, the failure to timely cure a default under the lease, the loss of your right of possession or failure to reopen or relocate under subparagraph 5.D, the closing of the Restaurant by any state or local authorities for health or public safety reasons, any unauthorized use of the Confidential Information, insolvency of you, a Principal Owner, the Control Person or guarantor, you, a Principal Owner, the Control Person or guarantor making an assignment or entering into any similar arrangement for the benefit of creditors, any default under this Agreement that materially impairs the goodwill associated with any of the Trademarks, conviction of you, any Principal Owners, the Control Person, or guarantors of (or pleading no contest to) any felony regardless of the nature of the charges, or any misdemeanor that brings or tends to bring any of the Trademarks into disrepute or impairs or tends to impair your reputation or the goodwill of the Trademarks or the Restaurant, intentionally understating or underreporting Gross Sales, Continuing Fees or Advertising Fees or any understatement or 1.25% variance on a subsequent audit within a 3 year period under subparagraph 9.H, failure to open the Restaurant by the date set forth in subparagraph 2.C, failure to execute the lease (including the Lease Addendum) or the Purchase Agreement for the Restaurant by the date stated subparagraph 5.A, failure to start substantial construction of the Restaurant by the date established in subparagraph 5.B, failure to secure financing for the construction of the Restaurant by the date set forth in subparagraph 5.B, violation by you of the provisions of subparagraph 15.P, any unauthorized transfer or assignment in violation of Paragraph 11 or any default by you that is the second same or similar default within any 12-month consecutive period or the fourth default of any type within any 24-month consecutive period.

3. Immediate Termination After No More than 24 Hours to Cure. In the event that a default under this Agreement occurs that violates any health safety or sanitation law or regulation, violates any system standard as to food handling, cleanliness, health and sanitation, or if the operation of the Restaurant presents a health or safety hazard to your customers or to the public (for example, improper cooking or storage procedures used for chicken wings): (i) you will have no more than 24 hours after we provide written notice of the default to cure the default; and (ii) if you fail to cure the default within the 24 hour period, this Agreement will terminate effective immediately on our issuance of written notice of termination.

4. Effect of Other Laws. The provisions of any valid, applicable law or regulation prescribing permissible grounds, cure rights or minimum periods of notice for termination of this franchise supersede any provision of this Agreement that is less favorable to you.

C. Termination by You. You may terminate this Agreement as a result of a breach by us of a material provision of this Agreement provided that: (i) you provide us with written notice of the breach that identifies the grounds for the breach; and (ii) we fail to cure the breach within 30 days after our receipt of the written notice. If we fail to cure the breach, the termination will be effective 60 days after our receipt of your written notice of breach. Your termination of this Agreement under this Paragraph will not release or modify your Post-Term obligations under Paragraph 14 of this Agreement.

POST-TERM OBLIGATIONS

14. Upon the expiration or termination of this Agreement:

A. Reversion of Rights; Discontinuation of Trademark Use. All of your rights to the use of the Trademarks and all other rights and licenses granted herein and the right and license to conduct business under the Trademarks at the Authorized Location will revert to us without further act or deed of any party. All of your right, title and interest in, to and under this Agreement will become our property. Upon our demand, you must assign to us or our assignee your remaining interest in any lease then in effect for the Restaurant (although we will not assume any past due obligations). You must immediately comply with the post-term noncompete obligations under subparagraph 10.D, cease all use and display of the Trademarks and of any proprietary material (including the manual and the product preparation materials) and of all or any portion of point-of-sale materials furnished or approved by us, assign all right, title and interest in the telephone numbers for the Restaurant and cancel or assign, at our option, any assumed name rights or equivalent registrations filed with authorities. You must pay all sums due to us, our affiliates or designees and all sums you owe to third parties that have been guaranteed by us or any of our affiliates. You must immediately return to us, at your expense, all copies of the manuals and product preparation materials then in your possession or control or previously disseminated to your employees and continue to comply with the confidentiality provisions of subparagraph 6.J. You must promptly at your expense and subject to subparagraph 14.B, remove or obliterate all Restaurant signage, displays or other materials (electronic or tangible) in your possession at the Authorized Location or elsewhere that bear any of the Trademarks or names or material confusingly similar to the Trademarks and so alter the appearance of the Restaurant as to differentiate the Restaurant unmistakably from duly licensed restaurants identified by the Trademarks. If, however, you refuse to comply with the provisions of the preceding sentence within 30 days, we have the right to enter the Authorized Location and remove all Restaurant signage, displays or other materials in your possession at the Authorized Location or elsewhere that bear any of the Trademarks or names or material confusingly similar to the Trademarks, and you must reimburse us for our costs incurred. Notwithstanding the foregoing, in the event of expiration or termination of this Agreement, you will remain liable for your obligations pursuant to this Agreement or any other agreement between you and us or our affiliates that expressly or by their nature survive the expiration or termination of this Agreement.

B. Purchase Option. We have the right to purchase or designate a third party that will purchase all or any portion of the assets of your Restaurant that are owned by you or any of your affiliates including, without limitation, the land, building, equipment, fixtures, signage, furnishings, supplies, leasehold improvements, liquor license and inventory of the Restaurant at a price determined by a qualified appraiser (or qualified appraisers if one party believes it is better to have a real estate appraiser appraise the value of the land and building and a business appraiser appraise the Restaurant’s other assets) selected with the consent of both parties, provided we give you written notice of our preliminary intent to exercise our purchase rights under this Paragraph within 30 days after the date of the expiration or termination of this Agreement. If the parties cannot agree upon the selection of an appraiser(s), one or both will be appointed by a Judge of the United States District Court for the District in which the Authorized Location is located upon petition of either party.

In the event the Agreement is terminated (rather than if it expires), the price determined by the appraiser(s) will be the reasonable fair market value of the assets based on their continuing use in, as, and for the operation of a BUFFALO WILD WINGS Restaurant and the appraiser will designate a price for each category of asset (e.g., land, building, equipment, fixtures, etc.), but shall not include the value of any goodwill of the business, as the goodwill of the business is attributable to the Trademarks and the System. In the event that the Agreement expires (rather than if it is terminated), the price determined by the appraiser(s) will be the reasonable fair market value of the assets, as stated in the prior sentence, plus the value of any goodwill of the business, attributable to your operation of the Restaurant. In the event of expiration, however, the parties agree that you may elect not to include the land in the appraisal and option to purchase process. In this instance, you may elect to lease the land to us or our designee for a lease term of at least 10 years with two 5-year options to renew and for a primary rate equal to fair market value according to the applicable Building Office Management Association Guidelines, unless otherwise agreed to by the parties.

Within 45 days after our receipt of the appraisal report, we or our designated purchaser will identify the assets, if any, that we intend to purchase at the price designated for those assets in the appraisal report. We or our designated purchaser and you will then proceed to complete and close the purchase of the identified assets, and to prepare and execute purchase and sale documents customary for the assets being purchased, in a commercially reasonable time and manner. We and you will each pay one-half of the appraiser’s fees and expenses. Our interest in the assets of the Restaurant that are owned by you or your affiliates will constitute a lien thereon and may not be impaired or terminated by the sale or other transfer of any of those assets to a third party. Upon our or our designated purchaser’s exercise of the purchase option and tender of payment, you agree to sell and deliver, and cause your affiliates to sell and deliver, the purchased assets to us or our designated purchaser, free and clear of all encumbrances, and to execute and deliver, and cause your affiliates to execute and deliver, to us or our designated purchaser a bill of sale therefor and such other documents as may be commercially reasonable and customary to effectuate the sale and transfer of the assets being purchased.

If we do not exercise our option to purchase under this subparagraph, you may sell or lease the Restaurant premises to a third party purchaser, provided that your agreement with the purchaser includes a covenant by the purchaser, which is expressly enforceable by us as a third party beneficiary, pursuant to which the purchaser agrees, for a period of 2 years after the expiration or termination of this Agreement, not to use the premises for the operation of a restaurant business that has a menu or method of operation similar to that employed by our company-owned or franchised restaurants.

C. Claims. You and your Principal Owners and guarantors may not assert any claim or cause of action against us or our affiliates relating to this Agreement or the BUFFALO WILD WINGS business after the shorter period of the applicable statute of limitations or one year following the effective date of termination of this Agreement; provided that where the one-year limitation of time is prohibited or invalid by or under any applicable law, then and in that event no suit or action may be commenced or maintained unless commenced within the applicable statute of limitations.

GENERAL PROVISIONS

15. The parties agree to the following provisions:

A. Severability. Should one or more clauses of this Agreement be held void or unenforceable for any reason by any court of competent jurisdiction, such clause or clauses will be deemed to be separable in such jurisdiction and the remainder of this Agreement is valid and in full force and effect and the terms of this Agreement must be equitably adjusted so as to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses. It is the intent and expectation of each of the parties that each provision of this Agreement will be honored, carried out and enforced as written. Consequently, each of the parties agrees that any provision of this Agreement sought to be enforced in any proceeding must, at the election of the party seeking enforcement and notwithstanding the availability of an adequate remedy at law, be enforced by specific performance or any other equitable remedy.

B. Waiver/Integration. No waiver by us of any breach by you, nor any delay or failure by us to enforce any provision of this Agreement, may be deemed to be a waiver of any other or subsequent breach or be deemed an estoppel to enforce our rights with respect to that or any other or subsequent breach. Subject to our rights to modify Appendices and/or standards and as otherwise provided herein, this Agreement may not be waived, altered or rescinded, in whole or in part, except by a writing signed by you and us. This Agreement together with the addenda and appendices hereto and the application form executed by you requesting us to enter into this Agreement constitute the sole agreement between the parties with respect to the entire subject matter of this Agreement and embody all prior agreements and negotiations with respect to the business. You acknowledge and agree that you have not received any warranty or guarantee, express or implied, as to the potential volume, profits or success of your business. There are no representations or warranties of any kind, express or implied, except as contained herein and in the aforesaid application.

C. Notices. Except as otherwise provided in this Agreement, any notice, demand or communication provided for herein must be in writing and signed by the party serving the same and either delivered personally or by a reputable overnight service or deposited in the United States mail, service or postage prepaid, and if such notice is a notice of default or of termination, by registered or certified mail, and addressed as follows:

1. If intended for us, addressed to General Counsel, Buffalo Wild Wings International, Inc., 1600 Utica Avenue South, Suite 700, Minneapolis, Minnesota 55416;

2. If intended for you, addressed to you at                                                                       or at the Authorized Location; or,

in either case, as the intended party may change such address by written notice to the other party. Notices for purposes of this Agreement will be deemed to have been received if mailed or delivered as provided in this subparagraph.

D. Authority. Any modification, consent, approval, authorization or waiver granted hereunder required to be effective by signature will be valid only if in writing executed by the Control Person or, if on behalf of us, in writing executed by our President or one of our authorized Vice Presidents.

E. References. If the franchisee is 2 or more individuals, the individuals are jointly and severally liable, and references to you in this Agreement includes all of the individuals. Headings and captions contained herein are for convenience of reference and may not be taken into account in construing or interpreting this Agreement.

F. Guarantee. All Principal Owners of a franchisee that is a corporation, limited liability company, partnership or other legal entity must execute the form of undertaking and guarantee at the end of this Agreement. Any person or entity that at any time after the date of this Agreement becomes a Principal Owner pursuant to the provisions of Paragraph 11 or otherwise must execute the form of undertaking and guarantee at the end of this Agreement within 10 days from the date such person or entity becomes a Principal Owner; provided, however, that any person or entity who becomes a Principal Owner shall automatically acquire all the obligations of a Principal Owner under this Agreement at the time such person or entity becomes a Principal Owner. Before approving and entering into any transaction that would make any person or entity a Principal Owner, you must notify such person about the content of this subparagraph.

G. Successors/Assigns. Subject to the terms of Paragraph 11 hereof, this Agreement is binding upon and inures to the benefit of the administrators, executors, heirs, successors and assigns of the parties.

H. Interpretation of Rights and Obligations. The following provisions apply to and govern the interpretation of this Agreement, the parties’ rights under this Agreement, and the relationship between the parties:

1. Applicable Law and Waiver. Subject to our rights under federal trademark laws and the parties’ rights under the Federal Arbitration Act in accordance with Paragraph 12 of this Agreement, the parties’ rights under this Agreement, and the relationship between the parties is governed by, and will be interpreted in accordance with, the laws (statutory and otherwise) of the state in which the Authorized Location is located. You waive, to the fullest extent permitted by law, the rights and protections that might be provided through the laws of any state relating to franchises or business opportunities, other than those of the state in which the Authorized Location is located.

2. Our Rights. Whenever this Agreement provides that we have a certain right, that right is absolute and the parties intend that our exercise of that right will not be subject to any limitation or review. We have the right to operate, administrate, develop, and change the System in any manner that is not specifically precluded by the provisions of this Agreement, although this right does not modify the requirements of subparagraph 5.E and other express limitations set forth in this Agreement.

3. Our Reasonable Business Judgment. Whenever we reserve discretion in a particular area or where we agree to exercise our rights reasonably or in good faith, we will satisfy our obligations whenever we exercise Reasonable Business Judgment in making our decision or exercising our rights. Our decisions or actions will be deemed to be the result of Reasonable Business Judgment, even if other reasonable or even arguably preferable alternatives are available, if our decision or action is intended, in whole or significant part, to promote or benefit the System generally even if the decision or action also promotes our financial or other individual interest. Examples of items that will promote or benefit the System include, without limitation, enhancing the value of the Trademarks, improving customer service and satisfaction, improving product quality, improving uniformity, enhancing or encouraging modernization and improving the competitive position of the System.

I. Venue. Any cause of action, claim, suit or demand allegedly arising from or related to the terms of this Agreement or the relationship of the parties that is not subject to arbitration under Paragraph 12, must be brought in the Federal District Court for the District of Minnesota or in Hennepin County District Court, Fourth Judicial District, Minneapolis, Minnesota. Both parties hereto irrevocably submit themselves to, and consent to, the jurisdiction of said courts. The provisions of this subparagraph will survive the termination of this Agreement. You are aware of the business purposes and needs underlying the language of this subparagraph, and with a complete understanding thereof, agree to be bound in the manner set forth.

J. Jury Waiver. All parties hereby waive any and all rights to a trial by jury in connection with the enforcement or interpretation by judicial process of any provision of this

Agreement, and in connection with allegations of state or federal statutory violations, fraud, misrepresentation or similar causes of action or any legal action initiated for the recovery of damages for breach of this Agreement.

K. Waiver of Punitive Damages. You and your affiliates and us and our affiliates agree to waive, to the fullest extent permitted by law, the right to or claim for any punitive or exemplary damages against the other and agree that in the event of any dispute between them, each will be limited to the recovery of actual damages sustained.

L Relationship of the Parties. You and we are independent contractors. Neither party is the agent, legal representative, partner, subsidiary, joint venturer or employee of the other. Neither party may obligate the other or represent any right to do so. This Agreement does not reflect or create a fiduciary relationship or a relationship of special trust or confidence. Without limiting the generality of the foregoing, we shall have no liability in connection with or related to the products or services rendered to you by any third party, even if we required, approved or consented to the product or service or designated or approved the supplier.

M. Force Majeure. In the event of any failure of performance of this Agreement according to its terms by any party due to force majeure will not be deemed a breach of this Agreement. For purposes of this Agreement, “force majeure” shall mean acts of God, State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies or any raw material, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion or other similar event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of any party hereto, which prevents in whole or in material part the performance by one of the parties hereto of its obligations hereunder.

N. Adaptations and Variances. Complete and detailed uniformity under many varying conditions may not always be possible, practical, or in the best interest of the System. Accordingly, we have the right to vary the Menu Items and other standards, specifications, and requirements for any franchised restaurant or franchisee based upon the customs or circumstances of a particular franchise or operating agreement, site or location, population density, business potential, trade area population, existing business practice, competitive circumstance or any other condition that we deem to be of importance to the operation of such restaurant or store, franchisee’s business or the System. We are not required to grant to you a like or other variation as a result of any variation from standard menus, specifications or requirements granted to any other franchisee. You acknowledge that you are aware that our other franchisees operate under a number of different forms of agreement that were entered into at different times and that, consequently, the obligations and rights of the parties to other agreements may differ materially in certain instances from your rights and obligations under this Agreement.

O. Notice of Potential Profit. We and/or our affiliates may from time to time make available to you goods, products and/or services for use in your Restaurant on the sale of which we and/or our affiliates may make a profit. Further, we and/or our affiliates may from time to time receive consideration from suppliers and/or manufacturers in respect to sales of goods, products or services to you or in consideration of services rendered or rights licensed to such persons. You agree that we and/or our affiliates are entitled to said profits and/or consideration.

P. Interference with Employment Relations. During the term of this Agreement, neither we nor you may employ or seek to employ, directly or indirectly, any person who is at the time or was at any time during the prior 6 months employed in any type of managerial position by the other party or any of its affiliates, or by any franchisee in the system. In the event that you violate this provision, we will have the right to terminate this Agreement without opportunity to cure pursuant to subparagraph 13.B.2. In addition, any party who violates this provision agrees to pay as fair and reasonable liquidated damages (but not as a penalty) an amount equal to 2 times the annual compensation that the person being hired away was receiving at the time the violating party offers her/him employment. You agree that this amount is for the damages that the non-violating party will suffer for the loss of the person hired away by the other party, including the costs of finding, hiring and training a new employee and for the loss of the services and experience of the employee hired away, and that it would be difficult to calculate with certainty the amount of damage that the non-violating party will incur. Notwithstanding the foregoing, if a court determines that this liquidated damages payment is unenforceable, then the non-violating party may pursue all other available remedies, including consequential damages. This subparagraph will not be violated if (i) at the time we or you employ or seek to employ the person, the former employer has given its written consent or (ii) we employ or seek to employ the person in connection with the transfer of the Restaurant to us or any of our affiliates. The parties acknowledge and agree that any franchisee from whom an employee was hired by you in violation of this subparagraph shall be a third-party beneficiary of this provision, but only to the extent they may seek compensation from you.

Q. National Consumer Price Index. We may adjust the maximum modernization amount (subparagraph 5.E) every five year period, as noted in subparagraph 5.E, in proportion to the five-year change in the National Consumer Price Index - All Urban Consumers as reported for each calendar year by the U.S. Department of Labor (or the successor index or agency thereto) using 2003 as the base year, and as so adjusted will apply to the maximum modernization expenditure amount, subsequent to the adjustment date but prior to the next adjustment date.

R. Updating Your Franchise Agreement. If at any time during the term of this Agreement you and us enter into a subsequent franchise agreement (the “Subsequent Agreement”) granting you the right to operate another BUFFALO WILD WINGS restaurant and the terms of the Subsequent Agreement are different from the terms of this Agreement, you will have the right to request that this Agreement be replaced by a franchise agreement containing terms and conditions similar to the Subsequent Agreement (the “New Agreement”), but such right shall be conditioned upon you meeting all the conditions stipulated in subparagraph 4.B of this Agreement, except that you shall pay a fee of only $2,500; provided, however, that the term under the New Agreement shall be equal to the term left under this Agreement at the time of the execution of the New Agreement. You must exercise the rights granted under this subparagraph within 30 days after the date you execute the Subsequent Agreement.

S. Effective Date. We will designate the “Effective Date” of this Agreement in the space provided on the cover page. If no Effective Date is designated on the cover page, the Effective Date is the date when we sign this Agreement. However, as described in subparagraph 5.A, you do not have the right to, and may not, open and commence operation of a Restaurant at the Authorized Location until we notify you that you have satisfied all of the pre-opening conditions set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Franchise Agreement on the dates written below.

FRANCHISEE: (For an Entity)		FRANCHISEE: (For an Individual)

Date:		Date:

	,	Name:
a		(Please type or print)
(Please type or print name and type of entity)
Signature:
By:
(Signature of person signing on behalf of entity)		Witness:
(Please type or print)

(Please type or print name of person signing on behalf of entity)		Signature:

Its:		Date:
(Please type or print title of person signing on behalf of entity		Name:
(Please type or print)
Witness:
(Please type or print)		Signature:

Signature:		Witness:
(Please type or print)

Signature:

US:

BUFFALO WILD WINGS
INTERNATIONAL, INC.

Date:
By:
Its: